                                                                   Exhibit 2


                      AGREEMENT AND PLAN OF REORGANIZATION



                                  by and among



                               HUFFY CORPORATION,

                              HUFFY BRANDS COMPANY,

                          WASHINGTON INVENTORY SERVICE,

                               WIS HOLDINGS CORP.



                                       and



                              WIS ACQUISITION CORP.







                               September 20, 2000

                                      TABLE OF CONTENTS



 Article I    Definitions                                                     1
              Section 1.1   Affiliate                                         1
              Section 1.2   Applicable Laws                                   1
              Section 1.3   Code                                              1
              Section 1.4   Confidential Information                          2
              Section 1.5   Disclosure Schedules                              2
              Section 1.6   Environmental Laws                                2
              Section 1.7   ERISA                                             2
              Section 1.8   Governmental Authority                            2
              Section 1.9   Indebtedness                                      3
              Section 1.10  IRS                                               3
              Section 1.11  knowledge                                         3
              Section 1.12  Material Adverse Effect                           3
              Section 1.13  Merger Consideration                              3
              Section 1.14  ordinary course of business                       3
              Section 1.15  Permitted Cash Flow Indebtedness                  3
              Section 1.16  person                                            3
              Section 1.17  Tax Returns                                       3
              Section 1.18  Taxes                                             3
              Section 1.19  WIS Capital Stock                                 3
              Section 1.20  WIS Cash Flow                                     3
              Section 1.21  Working Capital                                   4
              Section 1.22  Other Definitions                                 4
 Article II   Terms of Sale and Payment                                       6
              Section 2.1    The Merger                                       6
              Section 2.2    Closing and Effective Time                       6
              Section 2.3    Deliveries at Closing                            6
              Section 2.4    Effect of the Merger                             7
              Section 2.5    Consideration to be Paid;
                               Effect on WIS Capital Stock                    7
              Section 2.6    Post-Closing Adjustments                         7

              Section 2.7   Interest Adjustment                               9

 Article III  Sellers' Representations and Warranties                         9
              Section 3.1   Organization and Good Standing: Qualification     9
              Section 3.2   Capitalization                                   10
              Section 3.3   Corporate Records                                10
              Section 3.4   Authorization and Validity                       10
              Section 3.5   No Violation                                     10
              Section 3.6   Governmental Authorities; Third Party Consents   11
              Section 3.7   Financial Statements                             11
              Section 3.8   Liabilities and Obligations                      12
              Section 3.9   Employee Matters                                 12
              Section 3.10  Employee Benefit Plans                           13
              Section 3.11  Absence of Certain Changes                       16
              Section 3.12  Title; Leased Assets                             18
              Section 3.13  Commitments                                      18
              Section 3.14  Insurance                                        20
              Section 3.15  Intellectual Property                            20
              Section 3.16  Taxes                                            21
              Section 3.17  Compliance with Laws                             23
              Section 3.18  Finder's Fee                                     23
              Section 3.19  Litigation                                       23
              Section 3.20  Condition of Fixed Assets                        24
              Section 3.21  Distributions and Repurchases                    24
              Section 3.22  Banking and Agency Relations                     24
              Section 3.23  Environmental Matters                            24
              Section 3.24  Affiliate Transactions                           24
              Section 3.25  Customers                                        25
              Section 3.26  Absence of Certain Business Practices            25
              Section 3.27  Disclosure                                       25

 Article IV   Purchaser's Representations and Warranties                     25
              Section 4.1   Organization and Good Standing                   25
              Section 4.2   Corporate Power and Authorization                25
              Section 4.3   No Violation                                     26
              Section 4.4   Government Authorities; Third Party Consents     26
              Section 4.5   Availability of Funds                            26
              Section 4.6   Investigation by Purchaser                       26
              Section 4.7   Acquisition of Shares for Investment; Ability
                            to Evaluate and Bear Risk                        27
 Article V    Sellers' Covenants                                             27
              Section 5.1   Consummation of Agreement                        27
              Section 5.2   Business Operations                              27


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                                                                    Page 4 of 81


              Section 5.3   Access                                           28
              Section 5.4   Notification of Certain Matters                  28
              Section 5.5   Hart Scott Rodino Notice                         28
              Section 5.6   Approvals of Third Parties                       28
              Section 5.7   Employee Matters                                 29
              Section 5.8   Contracts                                        30
              Section 5.9   Capital Assets                                   30
              Section 5.10  Mortgages, Liens and Guaranties                  30
              Section 5.11  WIS Acquisition Proposals                        30
              Section 5.12  Intercompany Accounts                            31
              Section 5.13  Updated Financial Statements                     31
              Section 5.14  Schedules                                        31

 Article VI  Purchaser's Covenants                                           31
              Section 6.1   Consummation of Agreement                        31
              Section 6.2   Hart Scott Rodino                                31
              Section 6.3   Approvals of Third Parties                       32

 Article VII Conditions Precedent to Purchaser's Obligations                 32
              Section 7.1   Representations and Warranties                   32
              Section 7.2   Covenants                                        32
              Section 7.3   Legal Opinion                                    32
              Section 7.4   Proceedings                                      32
              Section 7.5   No Material Adverse Change                       32
              Section 7.6   Completion of Due Diligence                      32
              Section 7.7   Hart Scott Rodino                                32
              Section 7.8   Third Party Consents                             32
              Section 7.9   Closing Deliveries                               33
              Section 7.10  Resignations                                     33
              Section 7.11  FIRPTA Certificate                               33
              Section 7.12  Release from Seller Credit Arrangements          33
              Section 7.13  Assignment of Certain Liabilities                33
              Section 7.14  Other Actions                                    33
              Section 7.15  Transfer of Certain Related Assets               33

 Article VIII Conditions Precedent to Sellers' Obligations                   33
              Section 8.1   Representations and Warranties                   33
              Section 8.2   Covenants                                        34
              Section 8.3   Legal Opinion                                    34
              Section 8.4   Proceedings                                      34
              Section 8.5   Hart Scott Rodino                                34
              Section 8.6   Closing Deliveries                               34
              Section 8.7   Other Actions                                    34

 Article IX   Closing Deliveries                                             34


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                                                                    Page 5 of 81

              Section 9.1   Deliveries of Sellers                             34
              Section 9.2   Deliveries of Purchaser                           35

 Article X    Post Closing Matters                                            36
              Section 10.1  Further Instruments of Transfer                   36
              Section 10.2  Transfer of Retirement Plan Assets and
                            Assumption of Benefit Plan Obligations            36
              Section 10.3  Section 338(h)(10) Election                       39
              Section 10.4  Tax Returns and Audits                            39
              Section 10.5  Refunds and Carrybacks                            43
              Section 10.6  Insurance                                         43
              Section 10.7  Workmen's Compensation and Automotive Claims      44
              Section 10.8  Litigation Support                                44
              Section 10.9  Transition                                        45
              Section 10.10 Covenants Not to Compete                          45
              Section 10.11 Office Lease                                      48
              Section 10.12 Master Leases                                     48

 Article XI   Indemnification                                                 48
              Section 11.1  Survival                                          48
              Section 11.2  Sellers' Indemnification Obligations              48
              Section 11.3  Purchaser's Indemnification Obligations           49
              Section 11.4  Limitations on Indemnification                    50
              Section 11.5  Procedure for Indemnification                     50

 Article XII  Publicity                                                       53

 Article XIII Termination                                                     53
              Section 13.1  Termination                                       53
              Section 13.2  Effect of Termination                             54

 Article XIV  Nondisclosure of Confidential Information                       55
              Section 14.1  Nondisclosure                                     55
              Section 14.2  Control of Confidential Information               55
              Section 14.3  Confidentiality Obligations of Sellers
                            Following the Closing                             55
              Section 14.4  Limitations                                       55
              Section 14.5  Legal Obligations                                 55
              Section 14.6  Remedies                                          56

 Article XV   Miscellaneous                                                   56
              Section 15.1  Entire Agreement, Modification and Waiver         56
              Section 15.2  Consents                                          56
              Section 15.3  Assignment                                        56
              Section 15.4  Parties in Interest; No Third Party Beneficiaries 56
              Section 15.5  Severability                                      57
              Section 15.6  Governing Law                                     57
              Section 15.7  Interpretation                                    57

              Section 15.8  Gender and Number                                 58
              Section 15.9  Notice                                            58
              Section 15.10 No Waiver; Remedies                               58
              Section 15.11 Counterparts                                      59
              Section 15.12 Costs, Expenses and Legal Fees                    59
              Section 15.13 Specific Performance                              59
              Section 15.14 Waiver of Jury Trial                              59

 EXHIBITS
 2.2          Form of Agreement of Merger
 7.3          Form of Opinion of Sellers' Counsel
 7.13         Form of Assignment Agreement
 8.3          Form of Opinion of Purchaser's Counsel





                                           SCHEDULES



 Section
               Description
 1.20          Cash Flow Adjustments
 3.1           Qualification
 3.2           Capitalization
 3.5           No Violation
 3.6           Governmental Authorities; Third Party Consents
 3.7           Financial Statements
 3.8           Liabilities and Obligations
 3.9.1         Cash Compensation
 3.9.2         Compensation Plans
 3.9.4         Employment Agreements
 3.9.5         Employee Policies and Procedures
 3.9.6         Labor Compliance
 3.10.1        Identification
 3.10.8        PBGC
 3.10.9        Retirees
 3.10.11       Contributions and Funding
 3.10.12       No Commitments
 3.10.13       No Acceleration

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                                                                    Page 7 of 81

 3.11          Absence of Certain Changes
 3.12.1        Real Property
 3.12.2        Personal Property
 3.12.3        Leases
 3.12.4        Related Assets
 3.13.1        Commitments; Defaults
 3.13.2        No Cancellation or Termination of Commitment.
 3.14          Insurance
 3.15.2        Owned Intellectual Property
 3.15.3        Transfers or Encumbrances
 3.15.4        Infringements
 3.16.1        Filing of Tax Returns
 3.16.2        Payment of Taxes
 3.17          Compliance with Laws
 3.19          Litigation
 3.22          Banking and Agency Relations
 3.24          Affiliate Transactions
 3.25          Customers
 5.7           Employee Matters
 5.8           Contracts
 5.9           Capital Assets
 5.12.         Intercompany Accounts
 7.13          Seller Retained Litigation
 7.15          Related Assets
 10.2.1        Assumptions
 10.2.6        Deferred Compensation Arrangements
 10.12         Assets under Master Agreements


                           AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made this 20th day of September, 2000 by and among HUFFY CORPORATION, an Ohio corporation ("Huffy"), HUFFY BRANDS COMPANY, an Ohio corporation ("Brands"), WASHINGTON INVENTORY SERVICE, a California corporation ("WIS" or the "Company"), WIS HOLDINGS CORP., a Delaware corporation ("Purchaser"), and WIS ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"). Huffy and Brands are sometimes collectively referred to as "Sellers".



                                         BACKGROUND:

Huffy is the parent and sole shareholder of Brands. Brands is the parent and sole shareholder of WIS. WIS is engaged in the business of providing contracted inventory services to retailers and other businesses with extensive inventory holdings and providing Related Services to businesses (the "Business"). Sellers wish to sell, and Purchaser wishes to purchase, WIS on the terms and conditions set forth in this Agreement.

THEREFORE, and in consideration of the mutual promises and covenants set forth herein, Sellers, WIS, Purchaser and Merger Sub hereby agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

Section 1.1 "Affiliate" with respect to any person shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the definition of "Affiliate" shall not include (a) Sellers' or Purchaser's banks or other institutional lenders and (b) for purposes of Section 10.10, with respect to Purchaser, Sterling Investment Partners, L.P., its general partner or any of its limited partners, any stockholder of Purchaser (and any general or limited partner of such stockholder) and any entity controlled by Sterling Investment Partners, L.P. or any such stockholder.

Section 1.2 "Applicable Laws" shall mean, with respect to any person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, governmental approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or at any time thereafter prior to the Closing Date and in each case as amended through the Closing Date (but not thereafter), applicable to such person or its subsidiaries or their respective assets.

Section 1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4 "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including but not limited to information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, any information contained in Sellers' Data Room, software source code and/or object code, computer hardware configurations, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives or consultants.

Section 1.5 "Disclosure Schedules" shall mean the schedules of exceptions and other disclosures attached hereto as of the date hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

Section 1.6 "Environmental Laws" shall mean any federal, state or local law, statute, rule, regulation, order or other requirement of law, whether in effect as of the date hereof or at any time thereafter prior to the Closing Date and in each case as amended through the Closing Date (but not thereafter) relating to
(a) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances, or (b) the protection of human health or the environment (including, without limitation, natural resources, air and surface or subsurface land or waters), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq., as amended), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, applicable to WIS' assets or operations that relate to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any similar state statutes or regulations relating to environmental matters applicable to WIS' assets or operations. "Hazardous Substance" means any material or substance that is: (i) listed, classified or regulated pursuant to or under any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos, urea formaldehyde insulation or polychlorinated biphenyls.

Section 1.7 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.8 "Governmental Authority" shall mean any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality, including without limitation the Pension Benefit Guaranty Corporation.

Section 1.9 "Indebtedness" shall mean, with respect to WIS (whether or not the recourse of the lender is to the whole of the assets of WIS or only to a portion thereof): (a) every liability of WIS which consists of or relates to a liability: (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (iii) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of WIS, (iv) issued or assumed as the deferred purchase price of property or services (excluding contingent payment obligations and accounts payable), and (v) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of WIS; and/or (b) every liability of others of the kind described in the preceding clause (a) which WIS has guaranteed or which is otherwise its legal liability; provided, however, that for purposes of Section 2.6 hereof the term "Indebtedness" shall not include Permitted Cash Flow Indebtedness.

Section 1.10 "IRS" shall mean the Internal Revenue Service of the United States Department of the Treasury.

Section 1.11 "knowledge", "have no knowledge of", "do not know of" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after commercially reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any executive officer of such entity (which in the case of the knowledge of Sellers shall include the executive officers of
WIS) after commercially reasonable investigation and inquiry.

Section 1.12 "Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that has had or is reasonably likely to have any change or effect that is materially adverse to the applicable party's business, operations, condition (financial or otherwise) or results of operations, taken as a whole, in consideration of all relevant facts and circumstances.

Section 1.13 "Merger Consideration" shall mean $84,750,000, as adjusted pursuant to Sections 2.6 and 2.7.

Section 1.14 "ordinary course of business" shall mean the usual and customary way in which the applicable party has conducted its business in the past.

Section 1.15 "Permitted Cash Flow Indebtedness" shall mean all Indebtedness incurred under Sellers' credit facility with Congress Financial Corporation (Central) from September 3, 2000 through but not including the Closing Date in order to finance the ordinary course operations of WIS in accordance with this Agreement.

Section 1.16 "person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

Section 1.17 "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

Section 1.18 "Taxes" shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including without limitation all income taxes, franchise taxes, withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, payroll taxes, capital taxes, net worth taxes, estimated taxes and other similar taxes or governmental charges imposed on or payable to the United States or any state, county, local or foreign government, subdivision or agency thereof, together with all interest and penalties and other additions payable with respect thereto, and including any liability for Taxes as a successor-in-interest or transferee of another entity.

Section 1.19 "WIS Capital Stock" shall mean all of the shares of capital stock of WIS which are authorized, issued and outstanding as of the Closing Date.

Section 1.20 "WIS Cash Flow" shall mean the difference between (i) all cash receipts of WIS and (ii) cash disbursements of WIS in the ordinary course of business, in each case from September 3, 2000 through but not including the Closing Date and excluding in each case any borrowings or repayments of Indebtedness. For purposes hereof, (i) all amounts paid into the WIS lockbox account with Congress Financial Corporation (Central) shall be deemed a cash receipt by WIS, (ii) cash disbursements shall not include any payments made in respect of any workmen's compensation or automotive liability claims and any other matters being assigned to Sellers pursuant to the Assignment Agreement, and (iii) cash disbursements shall include WIS' allocable share of disbursements made by Huffy on behalf of WIS for the services set forth on Schedule 1.20 of the Disclosure Schedules, which also sets forth the method of allocation.

Section 1.21 "Working Capital" shall mean WIS' net accounts receivable (after allowance for doubtful accounts and customer concerns and excluding any amounts owed by any Seller or any of their Affiliates) plus prepaid expenses less accounts payable and less accrued expenses, in each case arising in the ordinary course of business. In computing accrued expenses, any accruals (including any incurred but not reported claims resulting in a liability) at September 2, 2000 for workmen's compensation and automotive liability claims will be included as accrued expenses in calculating Working Capital. The components used to calculate Working Capital shall be determined in accordance with U.S. generally accepted accounting principles.

Section 1.22 Other Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:



                                      Term
                                                                 Section
   Accountant Statement                                         2.6.4

   Actuary                                                      10.2.1

   Advisors                                                     14.1

   Affiliated Group                                             3.16.1

   Agreement of Merger                                          2.2

   Allocation                                                   10.3

   Antitrust Division                                           5.5

   Assignment Agreement                                         7.13

   Benefit Plans                                                3.10.1

   Brands                                                       Preamble

   Business                                                     Preamble

   Cash Compensation                                            3.9.1

   CGCL                                                         2.1

   Closing                                                      2.2

   Closing Date                                                 2.2

   Closing Date Statement                                       2.6.3

   Combined Income Tax Returns                                  10.4.9(c)

   Combined Income Taxes                                        10.4.9(c)

   Commitments                                                  3.13.1

   Company                                                      Preamble

   Compensation Plans                                           3.9.2

   Constituent Corporations                                     2.1

   Copyrights                                                   3.15.1

   Damages                                                      11.2.1

   Deferred Compensation Obligations                            10.2.6

   Disclosing Party                                             14.1

   Dispute Actuary                                              10.2.1

   Effective Time                                               2.2

   Employee Policies and Procedures                             3.9.5

   Employment Agreements                                        3.9.4

   Estimate Statement                                           2.6.1

   FASB 87                                                      3.10.8

   Financial Statements                                         3.7

   Financing Letters                                            4.5


   Forms                                                        10.3

   FTC                                                          5.5

   HSF Specified Customers                                      10.10.1

   Huffy                                                        Preamble

   Huffy Acquisition Proposal                                   5.11

   Huffy Credit Facilities                                      7.12

   Huffy Deferred Compensation Plan                             10.2.6

   Huffy Meeting                                                5.6.2

   Huffy SERP                                                   10.2.6

   Indebtedness Certificate                                     2.6.1

   Insurance Policies                                           3.14

   Intellectual Property                                        3.15.1

   LIBOR                                                        2.7

   Merger                                                       2.1

   Merger Sub                                                   Preamble

   Participant Schedule                                         10.2.1

   Patents                                                      3.15.1

   PBGC                                                         3.10.8

   PBO                                                          10.2.1

   Personal Property                                            3.12.2

   Plan                                                         10.2.1

   Plan Participants                                            10.2.3

   Post-September Combined Income Taxes                         10.4.9(a)

   Post-September Period                                        10.4.9(c)

   Post-September Pro Forma Return                              10.4.9(a)

   Post-September Stand Alone Taxes                             10.4.9(c)

   Proxy Statement                                              5.6.2

   Purchaser                                                    Preamble

   Purchaser Benefit Period                                     2.6.1

   Purchaser Expenses                                           13.2

   Purchaser Indemnified Parties                                11.2

   Purchaser Restricted Activities                              10.10.1(b)

   Purchaser Restrictive Covenants                              10.10.4

   Purchaser Statement                                          2.6.3

   Receiving Party                                              14.1

   Related Assets                                               7.15

   Related Services                                             10.10.1(a)

   Restricted Period                                            10.10.1

   Reviewing Accountants                                        2.6.4

   SEC                                                          5.6.2

   Section 338(h)(10) Election                                  10.3

   Sellers                                                      Preamble

   Seller Indemnified Party                                     11.3

   Seller Refunds                                               10.5.1

   Seller Retained Claims                                       10.7

   Seller Retained Litigation                                   7.13

   Seller Restricted Activities                                 10.10.1(a)

   Seller Restrictive Covenants                                 10.10.4

   Statement of Objection                                       2.6.3

   Surviving Corporation                                        2.1

   Tax Dispute Accountants                                      10.4.9(d)

   Tax Dispute Resolution Mechanism                             10.4.9(d)

   Termination Fee                                              13.2

   Territory                                                    10.10.1

   Trade Secrets                                                3.15.1

   Trademarks                                                   3.15.1

   Transfer Amount                                              10.2.3

   WIS                                                          Preamble

   WIS Acquisition Proposal                                     5.11

   WIS Balance Sheet                                            3.7

   WIS Balance Sheet Date                                       3.7

   WIS Permits                                                  3.17

   WIS Plan                                                     10.2.2


                                           ARTICLE II

                                 TERMS OF SALE AND PAYMENT



Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (the "CGCL "), Merger Sub shall be merged with and into WIS (the "Merger"), the separate corporate existence of Merger Sub shall cease and WIS shall continue as the surviving corporation and as a wholly owned subsidiary of Purchaser. WIS, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." WIS and Merger Sub are sometimes collectively referred to as the "Constituent Corporations."



Section 2.2 Closing and Effective Time. Unless this Agreement is earlier terminated pursuant to Section 13.1, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. on such date as mutually agreed by the parties hereto (the "Closing Date"), at the offices of Fulbright & Jaworski L.L.P., 666

Fifth Avenue, New York, New York 10103. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in substantially the form of Exhibit 2.2 hereto (the "Agreement of Merger"), with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The time the Merger becomes effective in accordance with the provisions of the CGCL is referred to herein as the "Effective Time".



Section 2.3 Deliveries at Closing. At the Closing, (i) the Sellers will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1 below, (ii) the Purchaser will deliver to the Sellers the various certificates, instruments and documents referred to in Section 9.2 below, (iii) Brands will deliver to the Purchaser stock certificates representing all of the WIS Capital Stock, endorsed in blank or accompanied by duly executed stock powers, and (iv) the Purchaser will deliver to the Sellers the Merger Consideration in accordance with Section 2.5 below.

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

2.4.1 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, except that the name of the Surviving Corporation shall be "Washington Inventory Service". The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

2.4.2 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

Section 2.5 Consideration to Be Paid; Effect on WIS Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of WIS Capital Stock or the holders of capital stock of Merger Sub, the following shall occur:

2.5.1 each share of WIS Capital Stock will be canceled and extinguished and automatically be converted into the right to receive 1/310,409 of the Merger Consideration; and

2.5.2 each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing shares of common stock of Merger Sub shall after the Effective Time evidence ownership of shares of the Surviving Corporation.



As of and after the Effective Time, no holder of any certificate that immediately before the Effective Time represented shares of WIS Capital Stock shall have any rights as a holder of WIS Capital Stock other than to receive the consideration specified in this Section 2.5 in accordance with the terms of this Agreement.

Section 2.6 Post-Closing Adjustments.

2.6.1 At least five (5) business days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser (a) a good faith estimate (the "Estimate Statement"), prepared in accordance with U.S. generally accepted accounting principles, applied in a manner consistent with the preparation of the Financial Statements referred to in Section 3.7 hereof (except as otherwise expressly provided in the definition of (i) Working Capital in calculating Working Capital and (ii) WIS Cash Flow in calculating WIS Cash Flow) and accompanied by a certificate of the chief financial officer of Sellers to that effect, of the (i) aggregate amount of the Working Capital of WIS at September 2, 2000 and (ii) WIS Cash Flow for the period (the "Purchaser Benefit Period") from September 3, 2000 through but not including the Closing Date, and (b) a written certificate of the chief financial officer of Sellers that WIS will not have any Indebtedness immediately prior to the closing of the transactions contemplated hereby on the Closing Date or, if WIS will have Indebtedness, stating the amount of such Indebtedness (the "Indebtedness Certificate").



2.6.2. The Merger Consideration to be paid at the Closing shall be reduced by the amount of the positive WIS Cash Flow or increased by the amount of the negative WIS Cash Flow, as the case may be, shown on the Estimate Statement. In addition, if the Estimate Statement shows that Working Capital at September 2, 2000 is less than $3,750,000, or the Indebtedness Certificate shows that WIS will have Indebtedness as of the Closing Date, the Merger Consideration paid at the Closing will be adjusted as follows:



(a) The Merger Consideration shall be reduced by one dollar for each dollar that the Working Capital is less than $3,750,000; and



(b) The Merger Consideration shall be reduced by one dollar for each dollar of Indebtedness shown on the Indebtedness Statement.

2.6.3 As promptly as practicable thereafter, but in no event more than sixty
(60) days following the Closing Date, Purchaser shall prepare or cause to be prepared and shall deliver to Sellers a reasonably detailed statement setting forth (i) the Working Capital of WIS at September 2, 2000, (ii) the WIS Cash Flow for the Purchaser Benefit Period and (iii) the Indebtedness of WIS as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement) (the "Purchaser Statement"). The Purchaser will prepare the Purchaser Statement consistent with the basis of the preparation of the Estimate Statement and the Indebtedness Certificate. Unless within thirty (30) days after its receipt of the Purchaser Statement Sellers shall deliver to Purchaser a reasonably detailed statement describing their objections to the Purchaser Statement (a "Statement of Objection"), the amount of the Working Capital of WIS at September 2, 2000, the WIS Cash Flow for the Purchaser Benefit Period and the Indebtedness of WIS as of the Closing Date shall be final and binding on the parties hereto and the Purchaser Statement shall be the final statement hereunder (the "Closing Date Statement").



2.6.4 If Sellers shall deliver to Purchaser a timely Statement of Objection, Purchaser and Sellers and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and Sellers shall set forth the Working Capital of WIS at September 2, 2000, the WIS Cash Flow for the Purchaser Benefit Period and the Indebtedness of WIS as of the Closing Date on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within thirty (30) days after Sellers have submitted their Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the "Reviewing Accountants") selected jointly by the parties. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the Working Capital of WIS at September 2, 2000, the WIS Cash Flow for the Purchaser Benefit Period and the Indebtedness of WIS as of the Closing Date (the "Accountant Statement"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.



2.6.5 Sellers and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. Sellers and Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.6, including Purchaser's preparation of and Sellers' review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.



2.6.6 If the Working Capital of WIS at September 2, 2000 as shown on the Closing Date Statement is less than $3,750,000, or if the WIS Cash Flow for the Purchaser Benefit Period or the Indebtedness of WIS as of the Closing Date, in each case as shown on the Closing Date Statement, differs from the WIS

Cash Flow or Indebtedness shown on the Estimate Statement and Indebtedness Certificate, respectively, then the Merger Consideration shall be recomputed as set forth in Section 2.6.2, but using the Working Capital, WIS Cash Flow and Indebtedness as shown on the Closing Date Statement rather than as shown on the Estimate Statement or the Indebtedness Certificate, as the case may be. If the Merger Consideration as computed pursuant to this Section 2.6.6 is greater than the amount paid to Sellers at the Closing, then Purchaser shall immediately pay the difference to Sellers by wire transfer of immediately available funds, together with interest as computed in accordance with Section 2.7. If the Merger Consideration as computed pursuant to this Section 2.6.6 is less than the amount paid to Sellers at the Closing, the Sellers shall immediately refund the difference to the Purchaser, together with (i) an amount equal to the interest, if any, paid on such difference at the Closing pursuant to Section 2.7 and (ii) an amount equal to interest on the difference from the Closing Date to the date of payment computed in accordance with clause (ii) of Section 2.7, by wire transfer of immediately available funds.



Section 2.7 Interest Adjustment. In the event the Closing occurs after October 5, 2000, Purchaser shall pay interest on the Merger Consideration at an annual rate (based on the number of days elapsed to, but not including, the Closing Date over a year of 365 days) computed as follows:



(i) For the period from October 6, 2000 through and including October 20, 2000, LIBOR plus 300 basis points; and



(ii) For the period from October 21, 2000 through but excluding the Closing Date, LIBOR plus 500 basis points.



For purposes hereof, "LIBOR" shall mean the London Interbank Offered Rate for one month borrowings on the first day of the period, as reported in The Wall Street Journal. Notwithstanding the foregoing, if Huffy determines that the approval of its shareholders of this Agreement and the transactions contemplated hereby is required under Ohio law, the Purchaser shall not be required to pay interest on the Merger Consideration for the period beginning on the date of such determination and ending on the date the approval of Huffy's shareholders is obtained.


                                   ARTICLE III

                     SELLERS' REPRESENTATIONS AND WARRANTIES



The Sellers, jointly and severally, represent and warrant to Purchaser that, except as may be set forth in the Disclosure Schedules, the following are true and correct as of the date hereof:

Section 3.1 Organization and Good Standing; Qualification. WIS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to carry on the business in which it is engaged, and to own the properties it owns. WIS is duly qualified and licensed to do business in the other jurisdictions set forth in Section 3.1 of the Disclosure Schedules. WIS does not have any assets, employees or offices in any jurisdiction other than the jurisdictions set forth in Section 3.1 of the Disclosure Schedules. Except as set forth in Section 3.1 of the Disclosure Schedules, WIS does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person.



Section 3.2 Capitalization. The WIS Capital Stock consists of 310,409 shares of common stock, par value $1.00 per share. The total authorized capital stock of WIS consists of 968,650 shares of common stock, par value $1.00 per share, of which only the WIS Capital Stock is issued and outstanding. Except as set forth in Section 3.2 of the Disclosure Schedules, Brands owns, of record and beneficially, the WIS Capital Stock free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies and shareholders' agreements. Each outstanding share of WIS Capital Stock has been legally and validly issued and is fully paid and nonassessable. No shares of WIS Capital Stock have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of WIS' stockholders. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of WIS, and no option, warrant, call, conversion right or commitment of any kind exists which obligates WIS to issue any of its authorized but unissued capital stock or obligates Brands to sell any of the WIS Capital Stock. Except as set forth in Section 3.2 of the Disclosure Schedules, WIS has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter.



Section 3.3 Corporate Records. The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of WIS that have been delivered or made available to Purchaser are true, correct and complete copies thereof, as currently in effect. The minute books of WIS, copies of which have been delivered or made available to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of WIS since its formation.



Section 3.4 Authorization and Validity. Each of the Sellers and WIS has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sellers and WIS of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all required corporate action. This Agreement has been duly executed and delivered by each Seller and by WIS and constitutes the legal, valid and binding obligation of each Seller and WIS, enforceable against each Seller and WIS in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

Section 3.5 No Violation. Except as set forth in Section 3.5 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of WIS or either Seller,
(ii) conflict with, or result in a violation or breach of the terms, conditions or provisions of or in the loss of benefits under, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which WIS or either Seller is bound or to which any of the assets of WIS (including the Related Assets) or the WIS Capital Stock are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of WIS (including the Related Assets) or the WIS Capital Stock, (iii) violate or conflict with, or result in the loss of any benefit under, any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any WIS Permit which is material to the Business.



Section 3.6 Governmental Authorities; Third Party Consents. The Sellers and WIS are not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by Sellers and WIS of this Agreement or the consummation of the transactions contemplated hereby, except for a Hart Scott Rodino notification, notification under the antitrust laws of Brazil and the filing of the Agreement of Merger, and no consent, approval or authorization of any Governmental Authority or other person is required to be obtained in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby except as set forth in Section 3.6 of the Disclosure Schedules.



Section 3.7 Financial Statements. The Sellers have delivered to the Purchaser complete and correct copies of the audited balance sheet and related statements of income and cash flows of WIS as of and for the year ended December 31, 1999, and the unaudited balance sheets and related statements of income and cash flows of WIS as of and for the year ended December 31, 1998 and the six-month periods ended July 3, 1999 and July 1, 2000 (collectively, the "Financial Statements"). The "WIS Balance Sheet" shall mean the balance sheet of WIS at July 1, 2000, and the "WIS Balance Sheet Date" shall mean July 1, 2000. The Financial Statements have been derived from the books and records of WIS. The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis with prior periods, are complete and correct in all material respects and fairly present the financial condition and results of operations of WIS as of the dates and for the periods indicated, except as set forth in Section 3.7 of the Disclosure Schedules. Except as set forth in Section
3.7 of the Disclosure Schedules, the Business has been conducted solely through WIS during the period covered by the Financial Statements and during such period WIS conducted no business other than the Business. All material liabilities and obligations of WIS, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under U.S. generally accepted accounting principles, to be so disclosed. Except as set forth in Section 3.7 of the Disclosure Schedules, the balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business after giving effect to the transactions contemplated hereby. Except as set forth in Section 3.7 of the Disclosure Schedules, the statements of income and cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to all such transactions and reflect all costs that historically have been incurred by the Business. Except as set forth in Section 3.7 of the Disclosure Schedules, the statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified therein.



All notes and accounts receivable of WIS are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current in all material respects and are collectible in accordance with their terms at their recorded amounts (by use of WIS' normal collection methods), subject only to the reserve for bad debts and customer concerns set forth on the face of the WIS Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of WIS. WIS has performed all obligations with respect thereto which it was obligated to perform on or prior to the date hereof.



WIS has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with U.S. generally accepted accounting principles.



The Disclosure Schedules set forth all amounts (i) owed by WIS to Sellers or any of their Affiliates and (ii) owed by either Seller or any of their Affiliates to WIS.



On the Closing Date, WIS will have no Indebtedness.



Section 3.8 Liabilities and Obligations. The Financial Statements reflect all liabilities of WIS, accrued, contingent or otherwise, prepared using U.S. generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business since the WIS Balance Sheet Date. Except as set forth in the WIS Balance Sheet or in Section 3.8 of the Disclosure Schedules, WIS is not obligated in any way to provide funds in connection with any guarantee of, or to assume, any debt, obligation or dividend of any other person, corporation, association, partnership, limited liability company, joint venture, trust or other entity. Sellers do not know of any valid basis for the assertion of any other claims against WIS or any other liabilities of any nature or for any amount, except as may arise in connection with an accrual basis accounting treatment of maintenance contracts and liabilities incurred in the ordinary course of business, except as set forth in Section 3.8 of the Disclosure Schedules.

Section 3.9 Employee Matters.



3.9.1 Cash Compensation. Section 3.9.1 of the Disclosure Schedules contains a complete and accurate list of the names, titles and annual cash compensation as of August 16, 2000, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of the ten most highly compensated employees of WIS during the last 12 months. In addition, Section 3.9.1 of the Disclosure Schedules contains a complete and accurate description of (i) all increases in Cash Compensation of such ten employees of WIS during the current fiscal year and the immediately preceding fiscal year and (ii) any promised increases in Cash Compensation of such employees of WIS that have not yet been effected.



3.9.2 Compensation Plans. Section 3.9.2 of the Disclosure Schedules contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by WIS or to which WIS contributes on behalf of its current or former employees or other personnel. The Compensation Plans include, without limitation, all plans, arrangements or practices that provide for severance, retention, change in control, termination, supplemental retirement or fringe benefits or pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Sellers have delivered to Purchaser a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan.



3.9.3 Right to Amend or Terminate Plans. Each of the Compensation Plans, Benefit Plans and Employee Policies and Procedures can be unilaterally terminated or amended at will by WIS after the Closing Date without participant consent and with no penalty or required payment, other than with respect to vested pension benefits accrued as of, or claims for welfare benefits incurred prior to, the date of such amendment or termination.



3.9.4 Employment Agreements. Except as set forth in Section 3.9.4 of the Disclosure Schedules, WIS is not a party to any employment agreement ("Employment Agreements") with any of its employees or other service providers. Employment Agreements include without limitation any employee leasing agreement, employee services agreement, management, consulting, confidentiality, severance, noncompetition or similar agreement that (i) would, as a result of the consummation of the transactions contemplated hereby, obligate the Company to increase the rate at which it pays money or provides benefits to any person over the rate being paid or benefits being provided immediately prior to the Closing,
(ii) provides for an automatic increase in pay or benefits or (iii) obligates the Company to pay money or provide benefits to any person in any amount after the termination of such person's employment for any reason.



3.9.5 Employee Policies and Procedures. Section 3.9.5 of the Disclosure Schedules contains a complete and accurate list of all employee manuals and handbooks and all material policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of WIS. Sellers have delivered to Purchaser a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.



3.9.6 Labor Compliance. WIS has been and is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational health and safety. WIS is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Neither the Sellers nor WIS has instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees. WIS has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. Except as set forth in Section 3.9.6 of the Disclosure Schedules, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of Sellers, threatened against WIS before any Governmental Authority (nor does any valid basis therefor exist) or (ii) existing or, to Sellers' knowledge, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting WIS (nor does any valid basis therefor exist).



3.9.7 Unions. WIS has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of WIS are represented by any union, labor organization or collective bargaining unit and no activities the purpose of which is to achieve such representation of all or some of such employees are, to Sellers' knowledge, threatened or ongoing.



3.9.8 Aliens. To Sellers' knowledge, all U.S.-based employees of WIS are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.



Section 3.10 Employee Benefit Plans.



3.10.1 Identification. Section 3.10.1 of the Disclosure Schedules contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) sponsored, maintained or participated in by WIS or to which WIS contributes (or has an obligation to contribute) on behalf of its current or former employees (or their beneficiaries or dependents) and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Benefit Plans"). Sellers have delivered to Purchaser copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports and all schedules thereto, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Benefit Plans.

3.10.2 Administration. Each Benefit Plan and Compensation Plan has been administered and maintained in compliance in all material respects with its terms and all Applicable Laws. WIS and Sellers have made all necessary filings, reports and disclosures with respect to all applicable Compensation Plans and Benefit Plans, except where failure to make such filings, reports and disclosures would not, individually or in the aggregate, result in a Material Adverse Effect on WIS.



3.10.3 Examinations. WIS has not received any notice that any Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency and, to Sellers' knowledge, no such audit, investigation, action or proceeding is threatened.



3.10.4 Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA) have occurred with respect to any Benefit Plan and WIS has not engaged in any prohibited transaction.



3.10.5 Claims and Litigation. No pending or, to Sellers' knowledge, threatened, claims, suits or other proceedings exist with respect to any Benefit Plan, Compensation Plan or Employment Agreement other than routine benefit claims under Compensation Plans or Benefit Plans filed by participants or beneficiaries.



3.10.6 Excise Taxes. WIS has no liability, direct or indirect, to pay excise taxes with respect to any Benefit Plan under applicable provisions of the Code or ERISA.



3.10.7 Multiemployer Plans. WIS is not and has never been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA and during the last six years has not incurred any withdrawal liability.



3.10.8 PBGC. Except as described in Section 3.10.8 of the Disclosure Schedules, none of the Benefit Plans is subject to the requirements of Section 302 or Title IV of ERISA, or Section 412 of the Code. No direct or indirect liability (contingent or otherwise) under Title IV or Section 302 of ERISA or Section 412 of the Code has been, is or will be incurred by WIS which has not been satisfied in full prior to the Closing. No event has occurred and no condition exists that could reasonably be expected to result in WIS incurring any liability, direct or indirect, contingent or otherwise, under Title IV or Section 302 of ERISA or
Section 412 of the Code. All premiums due to the Pension Benefit Guaranty Corporation (the "PBGC") by WIS, the Sellers or any entity that would be deemed to be a single employer with WIS or the Sellers under Section 414 of the Code have been paid on a timely basis. No security under Section 401(a)(29) of the Code has been or could be expected to be required with respect to any Benefit Plan.

Except as described in Section 3.10.8 of the Disclosure Schedules, with respect to each Benefit Plan that is subject to Title IV of ERISA, the present value of all "benefit liabilities" (whether or not vested) (within the meaning of Section 4001(a)(16) of ERISA) based on the actuarial assumptions used for funding purposes (1) set forth in the most recent actuarial report, (2) as required by the PBGC for the Benefit Plan's termination and (3) as set forth in Financial Accounting Standards Board SFAS No. 87 ("FASB 87") using the methodology under FASB 87 to calculate the projected benefit obligation, did not exceed as of the most recent Benefit Plan actuarial valuation date the then current fair market value, and does not exceed the current fair market value, of the assets of such Benefit Plan and no amendments or other modifications to such Benefit Plan or its actuarial assumptions were adopted since the date of such Benefit Plan's most recent actuarial report. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred or will occur or is continuing with respect to any Benefit Plan, and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a reportable event.



3.10.9 Retirees. Except as set forth in Section 3.10.9 of the Disclosure Schedules, WIS has no obligation or commitment to provide medical, dental, life or other welfare insurance benefits to or on behalf of any of its employees who may retire or terminate or any of its former employees who have retired or terminated except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and Sections 601 through 608 of ERISA. Except as set forth in Section 3.10.9 of the Disclosure Schedules, no event, circumstance or condition exists that would prevent or hinder WIS from unilaterally amending or terminating the benefits set forth in Section 3.10.9 of the Disclosure Schedules without penalty or liability (except for claims incurred prior to such amendment or termination).



3.10.10 Qualified Status. Each Benefit Plan intended to qualify under Section 401(a) of the Code is and, since its inception, has been so qualified (and would be so qualified as of the Closing Date if, under Section 414(r) of the Code, the Company were treated as a "separate line of business") and a determination letter has been issued by the IRS to the effect that each such Benefit Plan is so qualified and that each trust forming a part of any such Benefit Plan is exempt from Tax pursuant to Section 501(a) of the Code and, to Sellers' knowledge, no circumstances exist which would adversely affect such qualification or exemption. No Benefit Plan is funded by a trust described in
Section 501(c)(9) of the Code.



3.10.11 Contributions and Funding. Except as set forth in Section 3.10.11 of the Disclosure Schedules, all payments required by any Compensation Plan or Benefit Plan or by any agreement or by law (including, without limitation, all contributions, insurance premiums and inter-company charges) with respect to all periods through the Closing Date shall have been made prior to the Closing (on a pro-rata basis where such payments are otherwise discretionary at year end). WIS has no unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code, except as otherwise reflected in the Financial Statements.



3.10.12 No Commitments. Except as set forth in Section 3.10.12 of the Disclosure Schedules, there is no plan or commitment, whether legally binding or not, to establish any new Compensation Plan or Benefit

Plan, to enter into any Employment Agreement or to modify or to terminate any Compensation Plan or Benefit Plan or Employment Agreement (except to the extent required by law or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to any employee of WIS.



3.10.13 No Acceleration. Except as described in Section 3.10.13 of the Disclosure Schedules or as otherwise expressly contemplated hereby, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) (i) result in any additional payment by WIS (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than vesting of accrued benefits under any Benefit Plan intended to qualify under Section 401(a) of the Code, but solely to the extent such vesting is required in connection with a termination or partial termination of any such plan within the meaning of Section 411(d)(3) of the Code), distribution, increase in benefits or an obligation to fund benefits with respect to any employee of WIS, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of WIS or the Purchaser to amend or terminate any Benefit Plan or Compensation Plan. To the Sellers' knowledge, no officer of WIS has any plans to terminate his or her employment with WIS, and no key employee of WIS (as identified in Section 3.9.1 of the Disclosure Schedules) has advised Sellers or WIS that he or she has any plans to terminate their employment with WIS.



Section 3.11 Absence of Certain Changes. Except as set forth in Section 3.11 of the Disclosure Schedules, since the WIS Balance Sheet Date, WIS has operated the Business only in the ordinary course of business and has not:



3.11.1 suffered a Material Adverse Effect, whether or not caused by any deliberate act or omission of WIS or a Seller;



3.11.2 contracted for the purchase of any capital asset(s) having a cost in excess of $50,000 individually or $150,000 in the aggregate, or made any single capital expenditure in excess of $50,000 or aggregate capital expenditures in excess of $150,000;



3.11.3 incurred any Indebtedness (other than short-term borrowings in the ordinary course of business), or issued or sold any debt securities;



3.11.4 incurred any liability or obligation, or discharged any material liabilities or obligations, except in each case in the ordinary course of business;

3.11.5 paid any amount on any Indebtedness prior to the due date except in the ordinary course of business, forgiven or canceled any claims or any debt in excess of $50,000 individually or $150,000 in the aggregate, or released or waived any rights or claims except in the ordinary course of business;



3.11.6 mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets (other than statutory liens arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such properties or assets);



3.11.7 suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has, individually or in the aggregate, a book value in excess of $50,000;



3.11.8 acquired or disposed of any assets having an aggregate value in excess of $50,000, except in the ordinary course of business;



3.11.9 written up or written down the carrying value of any of its assets, other than accounts receivable in the ordinary course of business;



3.11.10 changed the costing system or depreciation methods of accounting for its assets in any material respect;



3.11.11 made any material change in its accounting methods, principles or practices;


3.11.12 lost or terminated, or suffered any material adverse change in its relationship with, any (a) customer listed on Section 3.25 of the Disclosure Schedules or that accounted for more than three percent (3%) of WIS' revenues in the year ended December 31, 1999 or the six months ended July 1, 2000, or is reasonably expected by Sellers to account for more than three percent (3%) of WIS' revenues for the year ended December 31, 2000, or (b) supplier that, individually or in the aggregate, had resulted or may result in a Material Adverse Effect;



3.11.13 increased the compensation or benefits of any of the employees referenced in Section 3.9.1 above;

3.11.14 increased the compensation or benefits of any employee (except for increases in the ordinary course of business consistent with past practice), increased benefits under any Compensation Plan or Benefit Plan or hired any new employee who is expected to receive annualized base salary of at least $100,000;



3.11.15 adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any action with respect to any other Benefit Plan);



3.11.16 other than in the ordinary course of business consistent with past practice, increased the benefits payable under or established any Benefit Plan or in any other fashion increased the compensation payable or to become payable to any officers or employees of WIS, or entered into any contract or other binding commitment to effect any of the foregoing;



3.11.17 formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity other than in the ordinary course of business;



3.11.18 redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such capital stock, securities or rights;



3.11.19 entered into any agreement outside the ordinary course of business or providing for total payments by WIS in excess of $50,000 in any 12 month period with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;



3.11.20 delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;



3.11.21 paid (by way of dividend or otherwise), loaned or advanced any amount to, or sold, transferred or leased any property or asset (real, personal or mixed, tangible or intangible) to, any Seller or any Affiliate of any Seller, or entered into any contract, agreement or commitment with any Seller or any Affiliate of any Seller (other than in each case advancement or reimbursement of travel expenses in the ordinary course of business); or

3.11.22 entered into any other commitment or transaction or experienced any other event that would materially interfere with its performance under this Agreement or any other agreements or document executed or to be executed pursuant to this Agreement, or otherwise that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.



Section 3.12 Title; Leased Assets.

3.12.1 Real Property. WIS does not possess any leased or owned interest in real property except as described in Section 3.12.1 of the Disclosure Schedules. The leased real property described in the Disclosure Schedules constitutes the only real property used in or necessary for the conduct of WIS' business.

3.12.2 Personal Property. Except as set forth in Section 3.12.2 of the Disclosure Schedules, WIS has good, valid and marketable title to all the personal property owned by WIS, all of which is reflected in the Financial Statements (collectively, the "Personal Property"). The Personal Property, any personal property leased by WIS, and the Related Assets constitute the only personal property used in or necessary for the conduct of the Business. On the Closing Date, WIS' interest in the Personal Property shall be free and clear of all security interests, liens, claims and encumbrances, other than statutory liens arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such properties or assets.



3.12.3 Leases. Section 3.12.3 of the Disclosure Schedules sets forth a list and brief description of (i) all leases of real property and (ii) leases of personal property involving rental payments within any 12 month period in excess of $50,000, in either case to which WIS is a party, either as lessor or lessee. All leases of real and personal property to which WIS is a party, whether or not listed on the Disclosure Schedules, are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. WIS has a valid leasehold interest in all leased real and personal property. WIS enjoys peaceful and undisturbed possession under its leases. The Sellers have delivered or made available to the Purchaser complete and correct copies of all leases, including all amendments thereto.



3.12.4 Related Assets. Except as set forth in Section 3.12.4 of the Disclosure Schedules, Sellers have good, valid and marketable title to the Related Assets. On the Closing Date, Sellers' interest in the Related Assets shall be free and clear of all security interests, liens, claims and encumbrances, other than statutory liens arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such properties or assets.

Section 3.13 Commitments.



3.13.1 Commitments; Defaults. Any of the following to which WIS is a party or is bound by, or which any of the shares of WIS Capital Stock are subject to, or which the assets or the business of WIS are bound by, whether or not in writing, are listed in Section 3.13.1 of the Disclosure Schedules (collectively "Commitments"):



(a) any partnership, joint venture and similar agreements involving a sharing of profits or expenses;



(b) any guaranty or suretyship, indemnification or contribution agreement or performance bond;



(c) any debt instrument, loan agreement, guarantee, security or pledge agreement or other obligation relating to Indebtedness or money lent or to be lent to another;



(d) any contract to purchase real property;



(e) any agreement with sales or commission agents, public relations or advertising agencies, (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12-month period in excess of $50,000 and which is not terminable on 30 days' notice or without penalty;



(f) any agreement relating to any matter or transaction in which an interest is held by a person or entity that is an Affiliate of WIS;



(g) any written agreement (or group of related agreements) for the acquisition of services, supplies, equipment, inventory, fixtures or other property involving more than $50,000;



(h) any contracts to provide inventory or other services to third parties for a fixed price over a fixed term and which is not terminable on 30 days' notice or without penalty;

(i) any contracts containing noncompetition covenants;



(j) any agreement providing for the purchase from a supplier of all or substantially all of the requirements of WIS of a particular product or service;



(k) contracts, agreements or commitments requiring WIS to indemnify or hold harmless any person other than (i) contracts to provide inventory services entered into in the ordinary course of business and (ii) leases of office equipment which do not involve payments of more than $50,000 per annum; or



(l) any other agreement or commitment not made in the ordinary course of business or that is or could reasonably be anticipated to be material to the business, operations, condition (financial or otherwise) or results of operations of WIS.



True, correct and complete copies of all written Commitments, and true, correct and complete written descriptions of all oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by WIS or, to either Seller's knowledge, any other party to a Commitment, and no material penalties have been incurred nor are amendments pending with respect to the Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of WIS and, to Sellers' knowledge (but without inquiry of the other party), the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to Sellers' knowledge, may be made by any party thereto (other than WIS), nor has WIS waived any rights thereunder. Each Commitment will continue to be legal, binding, enforceable and in full force and effect on identical terms immediately following the Closing.



3.13.2 No Cancellation or Termination of Commitment. Except as set forth in
Section 3.13.2 of the Disclosure Schedules, neither WIS nor either Seller has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither WIS nor either Seller currently contemplates, or has received notice that any other person currently contemplates, any amendment or change to any Commitment.



Section 3.14 Insurance. Huffy and/or WIS carries property, liability, workers' compensation and such other types of insurance pursuant to the insurance policies listed and briefly described in Section 3.14 of the Disclosure Schedules (collectively, the "Insurance Policies" and each individually, an "Insurance Policy"). The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Sellers' judgment, adequate to insure fully (subject to the deductibles and retention amounts described in Section 3.14 of the Disclosure Schedules) against risks to which the Company and its employees, business, properties and other assets may be exposed in the operation of the Business as currently conducted. The Insurance Policies are all of the insurance policies relating to the Business. All of the Insurance Policies are valid and enforceable policies and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for payment thereof has been made in the Financial Statements. All WIS-related retroactive premium adjustments under any workmen's compensation policy of WIS or the Sellers have been recorded in the Financial Statements in accordance with U.S. generally accepted accounting principles and are reflected in the Financial Statements. WIS has complied in all material respects with the terms and provisions of such policies. True, complete and correct copies of all Insurance Policies have been provided or made available to Purchaser. Neither WIS nor either Seller has received any notice or other communication from any issuer of any Insurance Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, or if there are, WIS has given all notices or has presented all potential or actual claims under any Insurance Policy in due and timely fashion. Section 3.14 of the Disclosure Schedules sets forth a list of all claims under any Insurance Policy in excess of $50,000 per occurrence filed by or on behalf of WIS since July 1, 1997. The Insurance Policies are sufficient for compliance in all material respects with all requirements of Applicable Law and the terms of leases to which WIS is a party.



Section 3.15 Intellectual Property.



3.15.1 Definitions. For the purpose of this Agreement, "Intellectual Property" shall be defined as (i) all know-how, show-how, confidential or proprietary information, trade secrets, designs, processes, computer software or database contents proprietary to WIS, research in progress, inventions or invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models ("Trade Secrets"); (ii) all copyrights, copyright registrations, copyrights mask works and copyright applications which are material to the Business (the "Copyrights"); (iii) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the "Patents"); and (iv) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof used in the Business, specifically excluding, however, the name "Huffy" and any variations or derivations thereof (the "Trademarks").



3.15.2 Owned Intellectual Property. Section 3.15.2 of the Disclosure Schedules contains a complete and accurate list of all Copyrights, Patents and Trademarks, each as defined herein, used in the Business. Except as set forth in Section
3.15.2 of the Disclosure Schedules, Huffy, Brands and/or WIS together own all right, title and interest in and to all Intellectual Property as may be used in or necessary for the conduct of the Business, free and clear of all security interests, liens, claims and encumbrances, other than statutory liens arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such Intellectual Property. Any such Intellectual Property owned by Huffy or Brands is included in the Related Assets.

3.15.3 Transfers or Encumbrances. Except as set forth in Section 3.15.3 of the Disclosure Schedules, each of WIS, Huffy and Brands have not, as of and since the date upon which it acquired rights in or to any Intellectual Property, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any such Intellectual Property to any third person, (ii) entered into any license, franchise or other agreement with respect to any such Intellectual Property with any third person, or (iii) otherwise encumbered any such Intellectual Property.



3.15.4 Infringements. Except as set forth in Section 3.15.4 of the Disclosure Schedules, to Sellers' knowledge, the business of WIS as currently conducted does not in any material respect conflict with, misappropriate or infringe on, any Intellectual Property right of any third person. There are no claims, suits, actions or proceedings pending or, to the knowledge of Sellers, threatened against WIS (i) alleging that use or license by WIS of any Intellectual Property conflicts or infringes in any way with any third person's Intellectual Property rights, (ii) challenging WIS' right to use any Intellectual Property owned or used by it, or (iii) challenging the validity of any of WIS' Intellectual Property. To Sellers' knowledge, there are no conflicts, misappropriations, infringements or other violations by any third party of any of the Intellectual Property owned by, used by or licensed by or to WIS.



3.15.5 Maintenance. Each Copyright, Patent and Trademark listed in the Disclosure Schedules is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the jurisdictions referenced in
Section 3.15.2 of the Disclosure Schedules, and no Copyright, Patent or Trademark has lapsed, nor has there been any cancellation or abandonment thereof. WIS has taken all of the proper precautions to maintain the secrecy of its Intellectual Property that it considers to be Trade Secrets, and to protect its Trade Secrets from disclosure to the full extent required under Applicable Law, and there have been no failures in complying with such requirements.



Section 3.16 Taxes.



3.16.1 Filing of Tax Returns. All Tax Returns required to be filed by or on behalf of WIS or any affiliated, consolidated, unitary or similar group of which WIS is or was a member ("Affiliated Group") have been properly prepared and duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies of the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of WIS for the periods covered thereby. True and correct copies of all federal and state Tax Returns for the past five taxable years have heretofore been delivered to Purchaser and copies of all other Tax Returns have heretofore been made available to Purchaser. Except as set forth in Section 3.16.1 of the Disclosure Schedules, neither WIS nor any other person (including Sellers) on behalf of WIS has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

3.16.2 Payment of Taxes. Except for such items as WIS may be disputing in good faith by proceedings in compliance with Applicable Law, each of which is described in Section 3.16.2 of the Disclosure Schedules, WIS has paid all Taxes (whether or not shown on any such Tax Returns) payable by or on behalf of WIS either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise.



3.16.3 No Pending Deficiencies, Delinquencies, Assessments or Audits. WIS has not received any notice that any Tax deficiency or delinquency has been asserted against WIS. There is no Taxing authority audit of WIS pending or, to Sellers' knowledge, threatened, and the results of any completed audits are properly reflected in the Financial Statements. True and correct copies of any audit report issued within the last three years relating to any Taxes due from or with respect to WIS, its income, properties or operations, have heretofore been delivered to Purchaser. No issue has been raised by a federal, state, local or foreign Tax authority in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made by a Tax authority in a jurisdiction where WIS does not file Tax Returns such that WIS is or may be subject to taxation by the jurisdiction. WIS has not violated in any material respect any federal, state, local or foreign Tax law.



3.16.4 No Extension of Limitation Period. WIS has not granted an extension to any Taxing authority of the limitation period during which any Tax liability may be assessed or collected.



3.16.5 Withholding Requirements Satisfied. All monies required to be withheld by WIS and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other Taxes have been collected or withheld and paid to the respective governmental agencies.



3.16.6 Section 168 Property. None of the assets of WIS is (1) property required to be treated as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (2) "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 of the Code. WIS is not a party to any "long-term contract" within the meaning of Section 460 of the Code.



3.16.7 Boycotts. WIS has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.



3.16.8 No Tax Sharing Agreements. WIS is not a party to any Tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing.

3.16.9 Section 341 Assets. Neither WIS nor any other person (including Sellers) on behalf of WIS has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by WIS.



3.16.10 Section 481 Adjustments. Neither WIS nor any other person (including Sellers) on behalf of WIS has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by WIS or Sellers or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or operations of WIS.



3.16.11 No Closing Agreements or Private Letter Rulings. Neither WIS nor any other person (including Sellers) on behalf of WIS has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to WIS, and WIS is not subject to any private letter ruling of the IRS or comparable rulings of other tax authorities.



3.16.12 US Real Property Holding Company. WIS has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.



3.16.13 Golden Parachutes; Compensation Limitation. There is no contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by WIS of any amount that would be characterized as an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code), would not be deductible by Purchaser or WIS by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.



3.16.14 Pass-through Entities. WIS is not a party to any joint venture, partnership or other arrangement that is treated as a partnership or as a disregarded or transparent entity for any Tax purpose.



3.16.15 Affiliated Group. Since December 31, 1988, WIS has not been a member of any Affiliated Group for any Tax purpose other than a group the parent of which was Huffy.

Section 3.17 Compliance with Laws. WIS has complied in all material respects with all Applicable Laws and has filed with the proper authorities all necessary statements and reports. There are no existing violations by WIS of any federal, state or local law or regulation that could, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Section 3.17 of the Disclosure Schedules, WIS possesses or is obtaining all necessary licenses, franchises, permits and governmental authorizations for the conduct of the Business as now conducted (the "WIS Permits"), all of which (including those currently in the process of being obtained) are listed (with expiration dates, if applicable) in Section 3.17 of the Disclosure Schedules. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any such WIS Permits, except for any such default, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1998, neither Sellers nor WIS has received any notice from any Governmental Authority having jurisdiction over WIS' Business, properties or activities, or any insurance or inspection body, that WIS' operations or any of its properties, facilities, equipment or business practices fail to comply in any material respect with any Applicable Law or requirement of any public or quasi-public authority or body. Section 3.17 of the Disclosure Schedules contains a true and complete list of all Federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to WIS, the Business or its assets (including the Related Assets) under which WIS is operating or bound.



Section 3.18 Finder's Fee. WIS has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.



Section 3.19 Litigation. Section 3.19 of the Disclosure Schedules contains a description of all federal, state or local, or foreign, legal actions, investigations known to Sellers or administrative proceedings which are pending against or, to Sellers' knowledge, affecting WIS or the Business or are known by Sellers to be threatened against WIS. None of the actions, proceedings or investigations described in Section 3.19 of the Disclosure Schedules would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIS or materially adversely affect the ability of WIS to conduct the Business after the Closing as currently conducted. With respect to each litigation or claim described in the Disclosure Schedules, copies of all pleadings, filings, correspondence with opposing parties and their counsel, judgments and other material documents have been made available to Purchaser.



Section 3.20 Condition of Fixed Assets. All of the structures and equipment reflected in the Financial Statements and used by WIS in the Business are free from material defects (latent and patent) and are in good operating condition and repair, subject to normal wear and tear.



Section 3.21 Distributions and Repurchases. Except as relates to the elimination of intercompany payables and receivables in accordance with Section 5.12, no distribution, payment or dividend of any kind has been declared or paid by WIS on any of the WIS Capital Stock since the WIS Balance Sheet Date. No repurchase of any WIS Capital Stock has been approved, effected or is pending, or is contemplated by WIS.


Section 3.22 Banking and Agency Relations. Set forth in Section 3.22 of the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements or other banking relationships that WIS has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof. Except as set forth in Section 3.22 of the Disclosure Schedules, none of the Sellers or their Affiliates or any other person has outstanding any powers of attorney in respect of WIS.



Section 3.23 Environmental Matters. Neither WIS nor any of its assets are currently in violation of, or subject to any existing, pending or, to Sellers' knowledge, threatened, investigation or inquiry by any Governmental Authority or to any remedial obligations under, any Environmental Laws



Section 3.24 Affiliate Transactions. Except as set forth in Section 3.24 of the Disclosure Schedules, WIS is not a party to any agreement with (a) any of its directors or officers or (b) any Seller or any of its subsidiaries or Affiliates. Section 3.24 of the Disclosure Schedules sets forth a list of all services provided by the Sellers or any of their respective subsidiaries or Affiliates to WIS. No Seller nor, to the knowledge of the Sellers, any of their respective officers, directors or Affiliates, nor any relative or spouse (or relative of such spouse) of any such officer, director or Affiliate, nor any entity controlled by one of more of the foregoing:



(i) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, sales agent, customer or client of WIS;



(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that WIS uses in the conduct of the Business; or



(iii) has any cause of action or other claim whatsoever against, or owes any amount to, WIS, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.



Section 3.25 Customers. Section 3.25 of the Disclosure Schedules lists for each of calendar 1998 and 1999 and the six months ended July 1, 2000 the 15 largest customers of WIS based on the aggregate value of goods and services provided by WIS to such customers during each such period. No Seller nor WIS has knowledge or any reason to believe that (i) any customer listed on Schedule 3.25 or any other significant customer of the Business has ceased or during the current fiscal year of WIS intends to cease to use the services of WIS or (ii) any one or more of the customers listed on
Schedule 3.25 has reduced or intends to reduce its use of the services provided by WIS, which reduction has reduced or could reasonably be expected to result in a reduction of the Company's earnings before interest and taxes (excluding the effect of extraordinary gains and losses) from that reflected in the Company's projections for the 2000 or 2001 fiscal year contained in the Company's strategic plan previously made available by Sellers to Purchaser by more than $450,000 per annum in aggregate, including in each case following consummation of the transactions contemplated hereby.



Section 3.26 Absence of Certain Business Practices. None of the Sellers, WIS, any of their respective officers, employees or agents, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist WIS with any actual or proposed transaction relating to the Business) in violation of Applicable Law.



Section 3.27 Disclosure. No representation or warranty by Sellers contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Sellers that has not been disclosed by Sellers to the Purchaser that might reasonably be expected to have or result in a Material Adverse Effect on WIS or adversely affect the ability of WIS to conduct the Business after the Closing as currently conducted.





                                   ARTICLE IV

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES



Purchaser represents and warrants to Sellers the following are true and correct as of the date hereof:



Section 4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized to carry on the business presently conducted by it. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly authorized to carry on the business presently conducted by it. Each of Purchaser and Merger Sub was formed solely for the purpose of effecting the transactions contemplated hereby and, since the date of its respective incorporation, neither

Purchaser nor Merger Sub has engaged in any activities or incurred any liabilities or obligations other than in connection with its formation and in connection with or as contemplated by this Agreement (including the financing of the transactions contemplated hereby).



Section 4.2 Corporate Power and Authorization. Each of Purchaser and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all required corporate action. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes the legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.



Section 4.3 No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Purchaser or Merger Sub, (ii) conflict with, or result in a violation or breach of the terms, conditions or provisions of or in the loss of benefits under, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which Purchaser or Merger Sub is bound or to which any of the assets of Purchaser or Merger Sub are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of Purchaser or Merger Sub or (iii) violate or conflict with, or result in the loss of any benefit under, any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.



Section 4.4 Governmental Authorities; Third Party Consents. Except for a Hart Scott Rodino filing as contemplated in Section 5.5 below, notification under the antitrust laws of Brazil and the filing of the Agreement of Merger, neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Authority or any other person is required to be obtained by Purchaser or Merger Sub in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, except that Merger Sub will be required to obtain a tax clearance certificate from the State of California in connection with the consummation of the Merger.



Section 4.5 Availability of Funds. Purchaser has delivered to Sellers true and correct copies of signed letters received by Purchaser with respect to the financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby. Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing will provide sufficient funds to effect the Merger; provided, however, Purchaser acknowledges and agrees that failure to satisfy any or all of the applicable conditions set forth in the Financing Letters or failure to obtain full funding under the Financing Letters shall not release Purchaser from its obligation to consummate the transactions contemplated hereby pursuant to the terms and conditions set forth in this Agreement, except to the extent caused by any breach by Sellers of any of their representations, warranties, covenants or agreements contained herein or the occurrence of any event which has had or could reasonably be expected to have a Material Adverse Effect on WIS.



Section 4.6 Investigation by Purchaser. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of WIS which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser's representatives and advisors. Purchaser acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of WIS for such purpose. In entering into this Agreement, Purchaser acknowledges that, except for the representations and warranties contained in this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Sellers or Sellers' representatives and advisors, and that, except for the representations and warranties contained in this Agreement, the WIS Capital Stock and Related Assets are being transferred, assigned and conveyed without any representation or warranty of any nature whatsoever, express or implied, oral or written, and, in particular, without any implied warranty of merchantability or fitness for a particular purpose. Notwithstanding anything herein to the contrary, no investigation by or on behalf of Purchaser into the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of WIS shall diminish or in any way affect any of the representations or warranties made by the Sellers in this Agreement or shall relieve any Seller of any of its obligations under this Agreement.



Section 4.7 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk. Purchaser is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and is acquiring the WIS Capital Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the WIS Capital Stock in violation of applicable federal and state securities laws.


                                    ARTICLE V

                               SELLERS' COVENANTS



Between the date hereof and the Closing Date:

Section 5.1 Consummation of Agreement. Sellers shall use their reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require Sellers or WIS to make any expenditures or incur any liabilities that are not expressly set forth in this Agreement or otherwise contemplated herein.



Section 5.2 Business Operations. WIS shall, and Sellers shall cause WIS to, operate its business in the ordinary course and shall use their best efforts to preserve the business of WIS intact. Seller shall, in accordance with its past practice, pay, or provide to WIS all funds necessary to pay, WIS' expenses incurred in the conduct of the Business on a timely basis. Neither Seller nor WIS shall, and Sellers shall not permit WIS to, (a) take any action described in
Section 3.11 or (b) take any action or omit to take any action (i) which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission, or (ii) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on WIS. Sellers shall cause WIS to use commercially reasonable efforts to preserve intact its relationships with customers, suppliers, employees and others having significant business relations with it, unless doing so would impair its goodwill or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on WIS. Sellers shall cause WIS to collect its receivables and pay its trade payables in the ordinary course of business consistent with past practice, and to perform in all material respects all of its obligations under all contracts and other agreements and instruments relating to or affecting the Business, and comply in all material respects with all Applicable Laws applicable to it or the Business. The Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. Notwithstanding anything herein to the contrary, WIS shall be permitted to incur and repay, and Seller shall be permitted to repay on behalf of WIS, Permitted Cash Flow Indebtedness at any time prior to the Closing Date, it being understood and agreed that Sellers shall repay, or cause to be repaid, at or prior to the Closing all Permitted Cash Flow Indebtedness incurred by WIS which is outstanding at the Closing Date.



Section 5.3 Access. Purchaser may, upon reasonable notice and at reasonable times, (i) interview WIS' senior management and (ii) inspect WIS' San Diego, California offices and its books and records. Sellers shall, and shall cause WIS to, furnish to Purchaser or its authorized representatives such financial and operating data and other information with respect to the Business and properties of or otherwise relating to WIS as Purchaser may reasonably request. The foregoing access rights are granted for the purpose of permitting Purchaser to conduct a customary due diligence investigation on, and otherwise become familiar with, the business and assets and liabilities of WIS, and Purchaser shall exercise those rights in consultation with Sellers in such a manner as will minimize, to the extent possible, any disruption in WIS' ongoing business.



Section 5.4 Notification of Certain Matters. Sellers and WIS shall promptly inform Purchaser in writing of (i) any notice of or other communication relating to a default or event that, with notice or lapse of time or both, would become a default, under any Commitment that becomes known to Sellers subsequent to the date of this Agreement and prior to the Closing Date, (ii) any development that becomes known to Sellers causing a breach of any of its representations, warranties, covenants or agreements contained herein or (iii) the occurrence of any other event which could reasonably be expected to result in a Material Adverse Effect on WIS. No disclosure by Sellers or WIS pursuant to this Section 5.4 of any matter that was in existence and should have been disclosed on the date of this Agreement, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Disclosure by Sellers or WIS pursuant to this Section 5.4 of any matter that occurred subsequent to the date of this Agreement, however, shall be deemed to amend or supplement the Disclosure Schedules, subject to Purchaser's right to terminate this Agreement pursuant to Section 13.1.2(ii).



Section 5.5 Hart Scott Rodino Notice. The Sellers shall provide any additional information requested by the United States Federal Trade Commission ("FTC") or the Antitrust Division of the United States Justice Department ("Antitrust Division") in connection with the Pre-Merger Notification Report filed by Huffy with the FTC and the Antitrust Division under the Hart Scott Rodino Act on August 24, 2000.



Section 5.6 Approvals of Third Parties.



5.6.1 The Sellers and WIS shall, and Sellers shall cause WIS to, give any required notices to third parties and give any required notices to and make any required filings with Governmental Authorities. Sellers shall use commercially reasonable efforts to secure, as soon as practicable after the date hereof, all required authorizations, consents and approvals of Governmental Authorities and third parties to the consummation of the transactions contemplated hereby.



5.6.2 Without limiting the generality of the foregoing, if Huffy determines that the approval of its shareholders of this Agreement and the transactions contemplated hereby is required under Ohio law, Huffy shall, as soon as practicable following the date of such determination, prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement relating to the approval of this Agreement and the transactions contemplated hereby (the "Proxy Statement"). Huffy shall use its reasonable best efforts to obtain the approval of the SEC to circulate the Proxy Statement as soon after such filing as is reasonably practicable. The Purchaser shall furnish all information concerning it as may reasonably be required to be disclosed in the Proxy Statement. Huffy shall, promptly after receipt thereof, provide the Purchaser with copies of any written comments and advise the Purchaser of any oral comments with respect to the Proxy Statement received from the SEC. Huffy shall provide the Purchaser with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing it with the SEC, and shall provide the Purchaser with a copy of all such filings made with the SEC. If at any time prior to the Closing any information relating to Huffy, WIS or the Purchaser, or any of their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Huffy with the SEC and, to the extent required by law, disseminated to the shareholders of Huffy.

Huffy represents and warrants that the Proxy Statement will comply as to form in all material respects with the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and the applicable provisions of Ohio law and, at the respective times filed with the SEC, distributed to the shareholders of Huffy and the date of the Huffy Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that Huffy makes no representation or warranty as to any information included in the Proxy Statement which is provided by Purchaser. Purchaser represents and warrants that none of the information supplied by Purchaser for inclusion in the Proxy Statement will, at the respective times filed with the SEC, distributed to the stockholders of Huffy and the date of the Huffy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.



Huffy shall, as soon as reasonably practicable, consistent with the process of clearing the Proxy Statement with the SEC, as provided in this Section 5.6.2, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Huffy Meeting") for the purpose of obtaining the approval of Huffy's shareholders and shall take all lawful action to solicit adoption of this Agreement and the transactions contemplated hereby by the required vote of the Huffy shareholders. Huffy shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall not withdraw, amend or modify in a manner adverse to the Purchaser its recommendation except in connection with the termination of this Agreement in accordance with Section 13.1.3(ii). Huffy shall ensure that the Huffy Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Huffy Meeting are solicited, in compliance with all Applicable Law.



Section 5.7 Employee Matters. WIS shall not, and Sellers shall ensure that WIS shall not, except either (i) in the ordinary course of business and consistent with past practice, (ii) with the prior written approval of Purchaser, (iii) as required by law, or (iv) immediately prior to the Closing Date as described in
Section 5.7 of the Disclosure Schedules:



5.7.1 increase the Cash Compensation of any employee of WIS;



5.7.2 adopt, amend or terminate any Compensation Plan or Benefit Plan;



5.7.3 adopt, amend or terminate any Employment Agreement;

5.7.4 adopt, amend or terminate any Employee Policies and Procedures;



5.7.5 fail to pay any premium or contribution due or with respect to any Employee Benefit Plan;



5.7.6 fail to file any return or report with respect to any Employee Benefit Plan; or



5.7.7 enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit.



Section 5.8 Contracts. Except (i) in the ordinary course of business, (ii) as set forth in Section 5.8 of the Disclosure Schedules, or (iii) with Purchaser's prior written consent, WIS shall not, and Sellers shall not permit WIS to, assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale or to waive any material right or cancel any material contract, debt or claim.



Section 5.9 Capital Assets. Except (i) as set forth in Section 5.9 of the Disclosure Schedules, or (ii) with the prior written consent of Purchaser, WIS shall not, and Sellers shall not permit WIS to, acquire any capital asset having a fair market value of $50,000 or more, or dispose of any capital asset having a fair market value of $50,000 or more except capital assets which are obsolete, constitute excess equipment or are to be contributed as capital to a joint venture of which WIS will retain an ownership interest.



Section 5.10 Mortgages, Liens and Guaranties. Except (i) in the ordinary course of business, (ii) with Purchaser's prior written consent, or (iii) as may be required under the terms of the credit facility with Congress Financial Corporation (Central), WIS shall not, and Sellers shall not permit WIS to, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets (other than statutory liens arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such assets), whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any person. Sellers shall cause all security interests, liens, encumbrances or claims of any kind (other than statutory liens for Taxes not yet due and payable arising in the ordinary course of business that do not materially detract from the value or interfere with the use of such assets) on any real or personal property owned or leased by WIS (including the Related Assets) to be terminated or otherwise discharged at or prior to the Closing.

Section 5.11 WIS Acquisition Proposals. From and after the date of this Agreement (i) neither Sellers, WIS, nor any of their employees, officers and directors shall, and the Sellers shall cause WIS and its employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, WIS (any such proposal or offer being hereinafter referred to as a "WIS Acquisition Proposal") or engage in any negotiations concerning, or provide any Confidential Information or data to, or have any discussions with, any person relating to a WIS Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a WIS Acquisition Proposal; and (ii) Sellers will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the solicitation of WIS Acquisition Proposals and each will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken herein; provided, however, that nothing herein shall prohibit Huffy from seeking or entertaining offers to acquire Huffy (or its consolidated businesses, including WIS) in the entirety (a "Huffy Acquisition Proposal") or any individual Huffy business other than WIS. In the event any Seller or any of its Affiliates or representatives receives any offer or proposal to enter into any such negotiations or other communication with a party other than Purchaser, such Seller will provide prompt notice of the same to Purchaser.



Section 5.12. Intercompany Accounts. All intercompany accounts between WIS, on the one hand, and any Seller or any of their Affiliates, on the other hand, shall be canceled as of the close of business on the business day immediately preceding the Closing Date. The accounts shall be settled as follows: (a) to the extent that WIS is so indebted, such debt shall be canceled and the amount of the debt so canceled shall be deemed a capital contribution to WIS and (b) to the extent that any Seller or any of their Affiliates is indebted to WIS, such debt shall be canceled and the amount of the debt so canceled shall be deemed a dividend from WIS. Section 5.12 of the Disclosure Schedules lists all intercompany accounts in effect, and the amounts thereof, on the date of this Agreement. Sellers shall deliver to Purchaser at least five business days prior to Closing a schedule of all intercompany accounts, and the amounts thereof, expected to be canceled pursuant to this Section 5.12.



Section 5.13 Updated Financial Statements. As soon as available and in any event within 30 days after the end of each month prior to the Closing Date, commencing with July 2000, Sellers shall deliver to Purchaser a balance sheet and related statements of operations and cash flows of WIS. All such financial statements shall be covered by and conform to the representations and warranties set forth in Section 3.7 hereof and shall be included in the term "Financial Statements" for purposes of this Agreement.



Section 5.14 Schedules. From time to time prior to the Closing, the Sellers shall promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. No supplement or amendment of the Disclosure Schedules made pursuant to this Section with respect to matters which existed, and should have been disclosed, at the date of this Agreement shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing. Disclosure by Sellers pursuant to this Section 5.14 of any matter that occurred subsequent to the date of this

Agreement, however, shall be deemed to amend or supplement the Disclosure Schedules, subject to Purchaser's right to terminate this Agreement pursuant to
Section 13.1.2(ii).





                                           ARTICLE VI

                                   PURCHASER'S COVENANTS



Purchaser agrees that between the date hereof and the Closing:



Section 6.1 Consummation of Agreement. Purchaser shall use its reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require Purchaser or Merger Sub to make any expenditures or incur any liabilities that are not expressly set forth in this Agreement or otherwise contemplated herein.



Section 6.2 Hart Scott Rodino. The Purchaser shall provide any additional information requested by the FTC or Antitrust Division in connection with the Pre-Merger Notification Report filed by Sterling Investment Partners, L.P. with the FTC and the Antitrust Division under the Hart Scott Rodino Act on August 24, 2000.



Section 6.3 Approvals of Third Parties. Purchaser shall give any required notices to third parties and give any required notices to and make any required filings with Governmental Authorities. Purchaser shall use commercially reasonable efforts to secure, as soon as practicable after the date hereof, all required authorizations, consents and approvals of Governmental Authorities and third parties to the consummation of the transactions contemplated hereby.





                                           ARTICLE VII

                     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS



Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

Section 7.1 Representations and Warranties. The representations and warranties of Sellers contained herein (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties were made on and as of the Closing Date.



Section 7.2 Covenants. Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by Sellers prior to the Closing Date.



Section 7.3 Legal Opinion. Counsel to Sellers shall have delivered to Purchaser its opinion, dated as of the Closing Date, in substantially the form set forth in Exhibit 7.3.



Section 7.4 Proceedings. No action, proceeding or order by any court or Governmental Authority shall have been threatened orally or in writing, asserted, instituted or entered (a) to restrain or prohibit the carrying out of the transactions contemplated hereby or (b) that would (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affect adversely the right of Purchaser to own the WIS Capital Stock and to control WIS or (iii) affect adversely the right of WIS to own its assets and to operate the Business.



Section 7.5 No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities or business of WIS shall have occurred since the WIS Balance Sheet Date or could reasonably be expected to occur.



Section 7.6 Completion of Due Diligence. Purchaser shall have had the opportunity to conduct, and shall have completed, a customary due diligence review of WIS pursuant to Section 5.3, and shall have determined that there exist no facts or circumstances as of the Closing Date which would have or result in a Material Adverse Effect on WIS.



Section 7.7 Hart Scott Rodino. The waiting period under the Hart Scott Rodino Act shall have expired or been terminated and the FTC and/or Antitrust Division shall not have taken action to prevent this transaction.



Section 7.8 Third Party Consents. Sellers shall have obtained all necessary material third party approvals and consents to the transactions contemplated hereby.



Section 7.9 Closing Deliveries. Purchaser shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to Purchaser, referred to in Section 9.1.



Section 7.10 Resignations. The directors and officers of WIS specified in a notice delivered by the Purchaser to the Sellers at least five days prior to the Closing shall have submitted their resignations from the Board of Directors and as officers of WIS, effective as of the Closing Date.



Section 7.11 FIRPTA Certificate. Sellers shall have delivered on the Closing Date to the Purchaser a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury regulations to the effect that each Seller is not a foreign person within the meaning of the Code and applicable Treasury regulations.



Section 7.12 Release from Seller Credit Arrangements. WIS shall have been released from all liabilities and obligations, accrued, contingent or otherwise, under all Indebtedness of either Seller and their Affiliates (the "Huffy Credit Facilities"), and all security interests, liens, encumbrances or claims of any kind on the WIS Capital Stock or any real or personal property owned or leased by WIS (including the Related Assets) arising under or in respect of the Huffy Credit Facilities shall have been terminated or otherwise discharged at or prior to the Closing, all pursuant to documentation reasonably acceptable to Purchaser and its lenders.



Section 7.13 Assignment of Certain Liabilities. Sellers shall have executed an Assignment and Assumption Agreement, substantially in the form of Exhibit 7.13 (the "Assignment Agreement"), pursuant to which WIS will assign to, and Sellers will assume, all liabilities and obligations in respect of (i) the Seller Retained Claims, including all litigation related thereto or arising therefrom,
(ii) the litigation set forth on Schedule 7.13 (the "Seller Retained Litigation"), and (iii) all liabilities and obligations of WIS under that certain Settlement Agreement with Carol Gebhardt, it being agreed that WIS will continue to administer this arrangement on behalf of Sellers in accordance with past practice.



Section 7.14 Other Actions. All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.



Section 7.15 Transfer of Certain Related Assets. Sellers shall have transferred to WIS those certain assets described on Schedule 7.15 which are not owned by WIS but which are related to the Business (the "Related Assets").





                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS



Except as may be waived in writing by Sellers, the obligations of Sellers hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:



Section 8.1 Representations and Warranties. The representations and warranties of Purchaser contained herein (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties were made on and as of the Closing Date.



Section 8.2 Covenants. Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to the Closing Date.



Section 8.3 Legal Opinion. Counsel to Purchaser shall have delivered to Sellers its opinion, dated as of the Closing Date, in substantially the form set forth in Exhibit 8.3



Section 8.4 Proceedings. No action, proceeding or order by any court or Governmental Authority shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby or that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.



Section 8.5 Hart Scott Rodino. The waiting period under the Hart Scott Rodino Act shall have expired or been terminated and the FTC and/or Antitrust Division shall not have taken action to prevent this transaction.

Section 8.6 Closing Deliveries. Sellers shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to Sellers, referred to in Section 9.2.



Section 8.7 Other Actions. All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.



                                   ARTICLE IX

                               CLOSING DELIVERIES



Section 9.1 Deliveries of Sellers. At or prior to the Closing Date, Sellers shall deliver to Purchaser the following, all of which shall be in a form satisfactory to Purchaser and its counsel:



9.1.1 Bring Down Certificate. A certificate of the President or any Vice President of each Seller, dated the Closing Date, (a) as to the truth and correctness (i) in all respects of the representations and warranties of Sellers contained herein that are qualified as to materiality and (ii) in all material respects of the representations and warranties of Sellers contained herein that are not so qualified, in each case on and as of the Closing Date, and (b) to the effect that no material adverse change in the condition (financial or otherwise), operations, assets, liabilities or business of WIS has occurred since the WIS Balance Sheet Date or, to Sellers' knowledge, could reasonably be expected to occur;



9.1.2 Compliance Certificate. A certificate of the President or any Vice President of each Seller, dated the Closing Date, (i) as to the performance of and compliance in all material respects by Sellers with all covenants contained herein on and as of the Closing Date, and (ii) certifying that all conditions precedent to the obligations of Purchaser hereunder have been satisfied;



9.1.3 WIS Capital Stock. Certificates representing the WIS Capital Stock, duly endorsed for transfer to Purchaser, and accompanied by all requisite stock transfer stamps;



9.1.4 Related Assets. Such bills of sale, assignment and assumption agreements or other instruments reasonably necessary to transfer the Related Assets to WIS;

9.1.5 Corporate Records. WIS' minute books, stock transfer records, corporate seal and other materials related to WIS' corporate administration;



9.1.6 Evidence of Incorporation. A copy of the Articles of Incorporation of WIS as amended to date, certified by the Secretary of State of California, and a Certificate of Good Standing of WIS from the Secretary of State of California and each jurisdiction in which WIS is qualified evidencing the good standing of WIS in such jurisdiction, each as of a recent date;



9.1.7 Certified Bylaws. A copy of WIS' Bylaws, duly certified by WIS' corporate secretary;



9.1.8 Board Resolutions. A copy of the text of the resolutions adopted by the boards of directors of Sellers authorizing the execution, delivery and performance of this Agreement, duly certified by Sellers' respective corporate secretaries to Purchaser to the effect that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;



9.1.9 Incumbency Certificates. Incumbency certificates executed on behalf of each Seller by its corporate secretary certifying the signature and office of each officer executing this Agreement;



9.1.10 Opinion of Counsel. An opinion of Dinsmore & Shohl LLP, counsel to Sellers, dated as of the Closing Date, pursuant to Section 7.3;



9.1.11 Consents. Copies of all necessary material authorizations, consents, approvals, permits and licenses required to be obtained by Sellers in connection with the consummation of the transactions contemplated hereby;



9.1.12 Officer Resignations. The resignations of the directors and officers of WIS as requested by Purchaser;



9.1.13 Assignment of Liabilities. The Assignment Agreement as contemplated by
Section 7.13; and

9.1.14 Further Assurances. Such other instrument or instruments of transfer prepared by Sellers or WIS as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.



Section 9.2 Deliveries of Purchaser. At or prior to the Closing Date, Purchaser shall deliver to Sellers the following, all of which shall be in a form satisfactory to Sellers and their counsel:



9.2.1 Bring Down Certificate. A certificate of an officer of Purchaser dated the Closing Date as to the truth and correctness (i) in all respects of the representations and warranties of Purchaser contained herein that are qualified as to materiality and (ii) in all material respects of the representations and warranties of Purchaser contained herein that are not so qualified, in each case on and as of the Closing Date;



9.2.2 Compliance Certificate. A certificate of an officer of Purchaser dated the Closing Date, (i) as to the performance and compliance in all material respects by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent to the obligations of Sellers have been satisfied;



9.2.3 Board Resolutions. A copy of the text of the resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, duly certified by its corporate secretary to Sellers to the effect that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;



9.2.4 Incumbency Certificate. Incumbency certificates executed on behalf of Purchaser by its corporate secretary certifying the signature and office of each officer executing this Agreement;



9.2.5 Opinion of Counsel. An opinion of Fulbright & Jaworski L.L.P., counsel to Purchaser, dated as of the Closing Date, pursuant to Section 8.3; and



9.2.6 Merger Consideration. Evidence satisfactory to Sellers of the wire transmission of the full Merger Consideration.

                                           ARTICLE X

                                    POST CLOSING MATTERS



Section 10.1 Further Instruments of Transfer. Following the Closing, at the request of Purchaser and at Purchaser's sole cost and expense (unless Purchaser is entitled to indemnification therefor under Article XI), Sellers shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.



Section 10.2 Transfer of Retirement Plan Assets and Assumption of Benefit Plan Obligations



10.2.1. Calculation of Projected Benefit Obligations. Sellers shall cause the actuary (the "Actuary") to the Huffy Corporation Retirement Plan (the "Plan") to prepare and deliver to Purchaser, as promptly as reasonably possible, but no later than 20 days after the date on which WIS provides the census data requested by the Actuary, a written report setting forth its calculations with respect to the projected benefit obligation (the "PBO") for all employees and former employees (and their beneficiaries and survivors) of WIS under the Plan as of the Closing Date, which calculation shall be made by the Actuary using a discount rate of 7 3/4% per annum, compounded annually and the assumptions and methods set forth in Section 10.2.1 of the Disclosure Schedules, and further calculated in accordance with the methods and procedures set forth in FASB 87. Such written report shall contain a schedule which sets forth the name and social security number of each employee or former employee (and each beneficiary and survivor thereof) of WIS who has an accrued benefit under the Plan as of the Closing Date (the "Participant Schedule"). Such calculation shall be subject to review by Purchaser and its advisors. If the Purchaser disputes the amount of the Actuary's PBO calculation, such dispute shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt settlement of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 10 business days, the dispute will be submitted to an independent actuary reasonably satisfactory to the Actuary and Purchaser (the "Dispute Actuary");
(iii) the parties will present their arguments and submit the proposed amount of PBO within 10 business days after submission of the dispute to the Dispute Actuary; (iv) the Dispute Actuary, whose decision shall be final, conclusive and binding on the parties, shall resolve the dispute, in a fair and equitable manner and in accordance with applicable law and the provisions of this Agreement, by selecting the proposed PBO amount submitted by one party or the other party within 10 business days after the parties have presented their arguments to the Dispute Actuary; (v) notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (1) the date on which such payment or action would otherwise be required or (2) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Dispute Actuary, such date being the date on which the parties receive written notice from the Dispute Actuary of their resolution; and
(vi) the fees and expenses of the Dispute Actuary in resolving a dispute will be borne equally by Purchaser and Sellers.

10.2.2 Establishment of WIS Plan. Effective as of the Closing Date, Purchaser shall establish, or shall cause WIS to establish, a WIS Retirement Plan and trust (the "WIS Plan") for the benefit of employees and former employees (and their beneficiaries and survivors) of WIS. As promptly as reasonably possible after the Closing Date, Purchaser shall provide, or shall cause WIS to provide, to Seller a copy of the WIS Plan and relevant supporting documents. As soon as reasonably possible following the Closing Date, but in no event subsequent to the expiration of the applicable remedial amendment period, Purchaser shall submit, or shall cause WIS to submit, the WIS Plan to the Internal Revenue Service for a favorable determination letter with regard to its status as a qualified plan under Section 401(a) of the Code. To the extent requested by the Internal Revenue Service, Purchaser shall adopt, or shall cause WIS to adopt, such amendments to the WIS Plan as are necessary to obtain such favorable determination letter.



10.2.3 Transfer of Assets. Sellers shall cause to be transferred from the Plan and related trust to the WIS Plan with respect to the employees and former employees (and their beneficiaries and survivors) of WIS under the Plan (the "Plan Participants") determined as of the Closing Date, Plan assets in an amount (the "Transfer Amount") equal to the greater of (i) the PBO determined as set forth in Section 10.2.1, and (ii) the amount required to be transferred in accordance with Section 414(l) of the Code and, to the extent required by PBGC, Title IV of ERISA, as of the Closing Date. The Actuary to the Plan shall make the determinations hereunder in good faith and shall prepare the actuarial certification of compliance with Sections 401(a)(12) and 414(l) of the Code. As of the date of this Agreement, the Transfer Amount has been estimated by the Actuary, based on January 1, 2000 census data, to be approximately $6,650,000.



10.2.4 Time of Transfer. Sellers shall cause the trustee(s) of the Plan to transfer cash, cash equivalents, and/or other assets acceptable to the Purchaser, in an amount equal to the Transfer Amount from the Plan and related trust to the WIS Plan and related trust not later than 20 business days after Purchaser's delivery to Sellers of a favorable IRS determination letter on the qualified status of the WIS Plan under Section 401(a) of the Code or, if approved by the trustee(s) of the Plan (in accordance with the trustee's general past practices), at such earlier time as requested by the Purchaser, provided that such request contains documentation, copies of which will be provided to Huffy, which the trustee(s) of the Plan determine to be satisfactory to establish that the form of the WIS Plan is qualified under Section 401(a) of the Code. Sellers shall cooperate with, and shall provide such information in its possession or control to, WIS and Purchaser as is reasonably necessary establish that the WIS Plan is so qualified. Pending the completion of the transfer, Purchaser and Sellers shall make arrangement for any required benefit payments to Plan participants who are employees or former employees (and their beneficiaries and survivors) of WIS from the Plan. Purchaser and Sellers shall provide each other with access to information reasonably necessary in order to carry out the provisions hereof.



10.2.5 Adjustment of Transfer Amount. The Transfer Amount to be transferred pursuant hereto shall be equitably adjusted (i) to include interest on the Transfer Amount at an annual rate (based on the number of days elapsed to, but not including, the date of asset transfer over a year of 365 days) equal to the greater of (1) 5.5% or (2) the annualized rate of earnings achieved by the Plan for the period from and including the Closing Date through and excluding the date of asset transfer) and (ii) to take into account benefit payments under the Plan attributable to employees, former employees (and their beneficiaries and survivors) of WIS after the Closing Date but prior to the date of Plan asset transfer, and a pro rata share of (1) reasonable trustee administrative expenses of the Plan for the period from and including the Closing Date through and excluding the date of asset transfer (2) except in the event where interest is calculated pursuant to Section 10.2.5(i)(1) above, reasonable investment management fees of the Plan for the period from and including the Closing Date through and excluding the date of asset transfer and (3) PBGC premiums paid by WIS after the Closing Date but prior to the date of Plan asset transfer. From and after the Closing Date, Sellers shall take the reporting position with PBGC that the Plan Participants are not participants in the Plan and, to the extent Sellers are unsuccessful in asserting such position, after reasonable best efforts to do so, the Transfer Amount shall be reduced by the amount of basic PBGC premiums attributable to Plan Participants for the 2001 Plan year.



10.2.6 Deferred Compensation Arrangements. Section 10.2.6 of the Disclosure Schedules contains a complete and accurate list of the name and account balance or accrued benefit, as of September 18, 2000, of each current or former WIS employee (or beneficiary thereof (excluding Carol Gebhart and any other former president of WIS, each of whom remains an obligation of Huffy)) who is a participant in or entitled to benefits under: (i) the Huffy Corporation Master Deferred Compensation Plan which includes or is successor to all obligations arising under the Huffy Corporation Deferred Compensation Plan, the Huffy Corporation Deferred Compensation Plan II and the Huffy Corporation Special Deferred Compensation Plan (the "Huffy Deferred Compensation Plan"), (ii) the Huffy Corporation Supplemental/Excess Benefit Plan, as amended (the "Huffy SERP"), or (iii) any other deferred compensation, supplemental executive retirement or non-qualified retirement plan, program, agreement or arrangement maintained, contributed to or entered into by WIS or Sellers (collectively with items (i) and (ii) above, the "Deferred Compensation Obligations"). As soon as promptly possible following the Closing Date but in no event more than thirty days after the Closing Date, Sellers shall cause cash, cash equivalents and/or other assets as currently invested at the direction of the respective employees to be transferred to WIS in an amount equal to the aggregate account balances as of the date of asset transfer (including account additions, investment gains/losses, expenses and disbursements allocated to the Huffy Deferred Compensation Plan's accounts in the ordinary course subsequent to the Closing
Date), of all current and former WIS employees (or beneficiaries thereof) who are participants in, or entitled to benefits under, the Huffy Deferred Compensation Plan and, upon receipt of such amount, WIS shall (without further action by the parties hereto) assume and be obligated to fully discharge Huffy's obligations under the Huffy Deferred Compensation Plan with respect such transferred amounts. From and after the Closing Date, Huffy shall retain or, to the extent it does not have such obligation, assume responsibility for any and all liabilities and obligations under the Huffy SERP relating to current WIS employees (or their beneficiaries) and shall cause all such individuals to be fully vested in their benefits thereunder as of the Closing Date. Except as specifically provided in this Section 10.2.6, from and after the Closing Date, none of WIS, the Purchaser or their Affiliates shall have any responsibility for the administration and payment of any and all claims of whatever nature arising prior to the Closing Date under or in connection with any of the Deferred Compensation Obligations for which Sellers shall retain and/or assume, as applicable, responsibility.



10.2.7 Employee Stock Purchase Plan. Not more than ten (10) business days after the Closing Date, Sellers shall refund to each participant in the Amended and Restated Huffy Corporation 1998 Employee Stock Purchase Plan (the "ESPP") who is employed by WIS as of the Closing, the total amount of his or her accrued but unapplied payroll deductions under the ESPP as of the Closing Date, together with interest (as determined in accordance with Section 6(e) of the ESPP).

Section 10.3 Section 338(h)(10) Election. Sellers and Purchaser hereby agree that an election under Section 338(h)(10) of the Code and similar provisions of state, local or foreign law (hereinafter referred to collectively as the "Section 338(h)(10) Election") shall be made. Purchaser shall prepare all documents, returns, statements and other forms, including Internal Revenue Service Form 8023 (and any required attachments), that may be required to make the Section 338(h)(10) Election (collectively, the "Forms") and shall submit the Forms to the Sellers no later than 60 days prior to the date the Forms are required to be filed. Sellers shall provide the necessary information to Purchaser in connection with the preparation of the Forms and Purchaser's Tax Returns. Sellers and Purchaser agree that an allocation of the modified aggregate deemed sales price (as such term is defined in Treasury regulations under Section 338 of the Code) among WIS' assets (the "Allocation") will be as follows: after allocating the aggregate deemed sales price to Class I, Class II, Class III and Class V assets, all of the remainder will be allocated to goodwill, a Class VII asset; regarding Class III and Class V assets, accounts receivable will be valued at face value and real property will be valued at their adjusted tax basis as set forth in WIS' Tax Returns for the period ending on the Closing Date, and all other Class III and Class V assets will be valued at $10,571,891. Sellers shall deliver to Purchaser the Forms, which shall have been duly executed by Sellers no later than 30 days prior to the date the Forms are required to be filed. Purchaser shall then promptly cause the Forms to be duly executed and shall file the Forms in accordance with applicable Tax laws. The parties shall take or cause to be taken any other actions that are necessary for making or perfecting the Section 338(h)(10) Elections. Purchaser shall provide Sellers with a copy of the Forms as filed. With respect to each Section 338(h)(10) Election, the parties shall treat the Section 338(h)(10) Election as valid and shall not take any action inconsistent with such treatment and shall report the transaction in a manner consistent with the Allocation, except to the extent otherwise provided under applicable Tax law or U.S. generally accepted accounting principles. Sellers shall be responsible for and shall pay all Taxes arising as a result of the Section 338(h)(10) Election.



Section 10.4 Tax Returns and Audits.



10.4.1 Periods Ending on or Before Closing Date. Sellers shall cause to be prepared and timely filed all Tax Returns of any kind required to be filed by or on behalf of WIS that relate to taxable periods ending on or before the Closing Date, and shall, subject to Section 10.4.9(b), pay all Taxes due with respect to such Tax Returns. Such returns will be prepared in a manner consistent with past practice, it being understood that the Tax Returns of WIS for the period ending on the Closing Date shall reflect, where appropriate, the Allocation and the
Section 338(h)(10) Elections to be made pursuant to Section 10.3. Sellers shall provide Purchaser with a draft of (x) the portion of the schedules, workpapers and attachments, if any, for all Combined Income Tax Returns relating to WIS and Tax information (including, without limitation, work papers and schedules) and
(y) all other Tax Returns required to be filed prior to the Closing Date, for review of such Tax Returns in a timely manner no later than 60 days prior to the due date (taking into account valid extensions) for filing such Tax Returns. Purchaser shall have the right at its expense to review all workpapers and procedures used to prepare each such draft Tax Return. Unless the Purchaser timely objects as specified in this Section 10.4.1, each such draft Tax Return shall be final and binding on the parties without further adjustment. If the Purchaser objects to any item on any such draft Tax Return, it shall, within 30 days after delivery of such draft Tax Return, notify the Sellers in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such

Tax Returns shall be adjusted to reflect the resolution and shall be final and binding on the parties without further adjustment.



10.4.2 Periods Beginning On or Before and Ending After Closing Date. Purchaser shall cause to be prepared and timely filed all Tax Returns of WIS that relate to periods beginning on or before the Closing Date and ending after the Closing Date. Sellers shall pay to Purchaser the amount, if any, determined pursuant to
Section 11.2.3 and Section 10.4.3 with respect to such Tax Returns within 10 days following the filing of such returns by Purchaser.



10.4.3 Current Tax Year. The parties agree that WIS' current Tax year shall end on the Closing Date. WIS' books will be closed and Tax Returns prepared based on such Closing Date; provided, that in the case of any Tax other than a Tax based upon or measured by income that is imposed on a periodic basis and is payable for a period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Taxes which for purposes of this Agreement (including Section 11.2.3) shall be treated as relating to the period ending on the Closing Date shall be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.



10.4.4 Audits Controlled by Sellers. Sellers shall at their expense have the right to control with respect to WIS any Tax audit and any administrative or court proceeding concerning Taxes (including penalties and interest) or Tax Returns for which Sellers could be held solely liable under Article XI hereof, and Sellers shall have the right to concede, compromise or contest any assessment or assertion of liability with respect to any such Taxes and any adjustments with respect to such returns; provided, however, that Purchaser shall have the right to consult with Sellers regarding any audit or proceeding that may affect WIS for any period or portion thereof after September 30, 2000, and provided further, that Sellers shall not have the right to settle, compromise and/or concede any audit or proceeding that may affect WIS for any period or portion thereof after September 30, 2000 without the Purchaser's prior written consent, which consent shall not be unreasonably withheld.



10.4.5 Audits Controlled by Purchaser. Purchaser shall at its expense have the right to control with respect to WIS any Tax audit and any administrative or court proceeding concerning Taxes or Tax Returns not covered by Section 10.4.4 for which Purchaser bears sole responsibility and to concede, compromise or contest any assessment or assertion of liability with respect to any such Taxes.



10.4.6 Jointly Controlled. With respect to any other Tax audit and any administrative or court proceeding regarding WIS, each of the Sellers and Purchaser shall have the right to participate in such audit or administrative or court proceeding at their own expense and neither Sellers nor Purchaser shall have the right to concede, compromise or settle any such audit or proceeding without the prior written consent of the other parties.

10.4.7 Subsequent Position.In the event that Sellers or any of their Affiliates shall after the Closing take any position in any Tax Return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by Sellers or any of their Affiliates in any filing, settlement or agreement made by Sellers prior to the Closing and such inconsistent position
(i) requires the payment by Purchaser of more Tax (including any interest and penalties) than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the assets or properties of WIS or (iii) accelerates the time at which any Tax must be paid by Purchaser or WIS, then Sellers, in each such case, shall provide timely and reasonable notice to Purchaser of such position and shall indemnify Purchaser and hold it harmless from any Damages for Taxes or Tax cost arising from, in connection with or otherwise with respect to such position.



10.4.8 General Cooperation. Sellers, on the one hand, and Purchaser, on the other hand, shall provide reasonable cooperation to each other in connection with (i) the preparation of and filing of any Tax Return, Tax election, Tax consent or certification, or any claim for refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes of WIS. Such cooperation shall include (i) making available, on a reasonable basis, employees of WIS, (ii) promptly forwarding all correspondence and other documents received from taxing authorities with respect to a matter to the party assigned in Section 10.4.4 or 10.4.5 hereof to control such matter, (iii) executing powers of attorney and other authorizing documents with respect to a matter so as to permit the party assigned in Section 10.4.4 or
10.4.5 to control such matter, and (iv) providing access to records and other information in the possession or under the control of the party. The parties will preserve all information, records or documents relating to the liability for Taxes of WIS until the expiration of any applicable statute of limitations or extensions thereof.



10.4.9 Post-September 30, 2000 Period.



(a) With respect to any Combined Income Taxes relating to WIS for taxable periods or portions thereof beginning on or after October 1, 2000 and ending prior to or on the Closing Date (the "Post-September Combined Income Taxes"), such Post-September Combined Income Taxes shall be computed as if WIS had not been included in any Combined Income Tax Return which includes any Seller as a member, and as if, instead, WIS (and only WIS) had filed a separate Tax Return with respect to such Post-September Combined Income Taxes. Such Post-September Combined Income Taxes shall be computed assuming that the books of WIS were closed at the close of business on September 30, 2000 and the close of business on the Closing Date (except that deductions (such as depreciation) allowable on a periodic basis and real and personal property Taxes shall be allocated on a daily basis); provided, that the liability for Taxes arising in connection with any Section 338 Election shall not be considered to be related to WIS and shall be excluded from Post-September Combined Income Taxes. For purposes of such computation, Huffy shall (or shall cause its Affiliates to) deliver to Purchaser a draft of a pro forma Tax Return relating to the Post-September Combined Income Taxes (the "Post-September Pro Forma Return") no later than 60 days prior to the due date (including any valid extension) on which the Combined Income Tax Return relating to the Post-September Pro Forma Return is required to be filed with the applicable taxing authority. Unless otherwise provided in this Agreement, the Post-September Pro Forma Return shall be consistent with the Combined Income Tax Return relating thereto as filed with the applicable taxing authorities, and shall not be affected by any amendments to such Combined Income Tax Return, audit adjustments or claims for refunds. Purchaser shall have the right at its own expense to review all workpapers and procedures used to prepare the Post-September Pro Forma Return. Unless the Purchaser timely delivers notice of objection as specified in this Section 10.4.9(a), the Post-September Pro Forma Return shall be final and binding on the parties without further adjustment. If the Purchaser objects to any item on the Post-September Pro Forma Return, it shall, within 30 days after delivery of such Post-September Pro Forma Return, notify Huffy in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, disputed items shall be resolved pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such Post-September Pro Forma Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment.



(b) Within thirty (30) business days after the Post-September Pro Forma Return becomes final, (i) Purchaser shall cause WIS to pay to Huffy the Post-September Combined Income Taxes, if any, shown on the Post-September Pro Forma Return or
(ii) Huffy shall pay to Purchaser an amount equal to the Tax benefit that could be realized by use of the loss, if any, shown on the Post-September Pro Forma Return, regardless of when realized. For avoidance of uncertainty, notwithstanding anything to the contrary contained herein, the Purchaser shall not be responsible for any Combined Income Taxes relating or attributable to WIS for any period or portion thereof ending on or prior to the Closing Date, other than the payment, if any, pursuant to this Section 10.4.9(b).



(c) For the purposes of this Agreement, (i) "Combined Income Taxes" shall mean
(x) any Taxes with respect to WIS for any taxable period or portion thereof ending on or prior to the Closing Date for which WIS has been included or is required to be included (at any time during the periods ending on or before the Closing Date) as a member of an affiliated group of which any of the Sellers (or their Affiliates) is or was the common parent for the purpose of paying (or filing a Tax Return with respect to) such Taxes and (y) any Taxes imposed on, asserted against or incurred by any member of WIS under Section 1.1502-6 of the Treasury Regulations or similar provisions under state or local law as a result of WIS being a member (at any time on or before the Closing Date) of any affiliated group of which any of the Sellers (or their Affiliates) is or was the common parent for the purpose of filing a Tax Return or paying Taxes, (ii) "Combined Income Tax Returns" shall mean any Tax Returns relating to any Combined Income Taxes, (iii) "Post-September Stand Alone Taxes" shall mean Taxes other than (x) Combined Income Taxes or (y) any Taxes incurred in connection with the transactions contemplated by this Agreement (including any transfer, recording and similar Taxes, or any Taxes arising as a result of the Section 338(h)(10) Election), arising with respect to the Post-September Period, and
(iv) "Post-September Period" shall mean any taxable period or portion thereof beginning October 1, 2000 and ending on the Closing Date, determined on the basis of an interim closing of the books as of the close of business on September 30, 2000 and as of the close of business on the Closing Date, except that deductions (such as depreciation) allowable on a periodic basis and real and personal property Taxes shall be allocated on a daily basis over the taxable year.



(d) Wherever in this Agreement it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism", such dispute shall be resolved as follows: (i) the parties will in good

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faith attempt to negotiate a prompt settlement of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 10 business days, the dispute will be submitted to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Huffy (or, if the Purchaser and Huffy do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "Tax Dispute Accountants"); (iii) the parties will present their arguments and submit the proposed amount of each item in dispute to the Tax Dispute Accountants within 10 business days after submission of the dispute to the Tax Dispute Accountants; (iv) the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, by selecting, for each item in dispute, the proposed amount for such item submitted by one party or the other party within 10 business days after the parties have presented their arguments to the Tax Dispute Accountants; (v) notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (1) the date on which such payment or action would otherwise be required or (2) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution); provided, that if a dispute with respect to an item in a Tax Return shall not be resolved on or before the date that is three business days prior to the latest date on which such Tax Return may be filed under applicable Tax law, then the party having the responsibility for filing such Tax Return pursuant to
Section 10.4 shall file such Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, if necessary, upon the resolution of all such unresolved disputed items, file an amended Tax Return reflecting the resolution thereof in the manner so resolved; and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by Purchaser and Sellers.



Section 10.5 Refunds and Carrybacks.



10.5.1 Refunds. Any refunds or credits of Taxes received or credited to WIS attributable to any period or portion thereof ending on or before October 1, 2000 shall be for the benefit of Sellers ("Seller Refunds"), and the Purchaser shall cause WIS to pay over to Sellers such refunds; provided, however, that no Seller Refunds shall arise as a result of a carryback of a Tax attribute from a taxable period ending after the Closing Date to a taxable period ending on or prior to the Closing Date. All payments required pursuant to this Section 10.5.1 shall be made within ten days after the receipt of such refund, and shall be net of any cost to Purchaser attributable to receipt of such refund, including Taxes payable with respect to such refund. All other refunds received by WIS shall be for the benefit of Purchaser. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 10.5.1 is subsequently reduced or disallowed, Sellers shall indemnify, defend and hold harmless WIS against and reimburse WIS for any Tax liability, including interest and penalties, assessed against WIS by reason of the reduction or disallowance.



10.5.2 Carrybacks. Sellers shall pay to Purchaser the amount of any Tax benefit (including interest thereon) realized by Sellers or any Affiliate thereof as a result of a carryback of any Tax loss, deduction or credit of WIS for any period ending after the Closing Date to any period ending on or prior to the

Closing Date. Sellers shall pay such amount within ten days after such Tax benefit is realized by Sellers or any Affiliate of it as a refund or otherwise, provided, that Purchaser shall return to Sellers the amount, if any, by which the amount of such Tax benefit is thereafter reduced pursuant to a final determination.



Section 10.6 Insurance. Effective 12:01 a.m. on the Closing Date, WIS and the Business shall cease to be insured by the Sellers' insurance policies. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis", the Sellers will have no liability for occurrences or losses that take place on or after 12:01 a.m. on the Closing Date; provided, however, that with respect to insurance coverage written on an "occurrence basis" and for which WIS was an insured under such policies, then (i) for the first year following the Closing Date, WIS shall continue to have rights under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12:01 a.m. on the Closing Date, and (ii) the Sellers agree to cooperate WIS for the first year following the Closing Date in making claims under the Sellers' insurance policies in connection with insurable events that occurred prior to 12:01 a.m. on the Closing Date and shall promptly remit any recoveries that the Sellers receive with respect thereto to WIS. Purchaser acknowledges and agrees that the Sellers shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, the Purchaser acknowledges and agrees that the Sellers shall not have any liability to Purchaser or WIS with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to WIS or the Business. With respect to events or circumstances covered by insurance coverage written on a "claims made basis", the Sellers will have no liability for claims made on or after 12:01 a.m. on the Closing Date. Notwithstanding anything to the contrary, this Section 10.6 shall not be applicable to Insurance Policies relating to workmen's compensation and automotive claims, which shall be governed by Section 10.7.



Section 10.7 Workmen's Compensation and Automotive Claims. Notwithstanding anything in this Agreement to the contrary, Sellers shall retain, and shall indemnify Purchaser and WIS against all liabilities and obligations (including all costs of investigating, defending and settling, including attorneys' fees and expenses) arising out of, and Purchaser shall have no liability or obligation for, any workmen's compensation claim and automotive claim which is based on events which occurred prior to the Closing Date, even if such claim is first made after the Closing Date (all such claims being referred to as the "Seller Retained Claims"). Sellers shall maintain insurance to cover all such claims in amount and scope consistent with its past practice until the statute of limitations for bringing any such claims shall have expired.



After the Closing, Purchaser shall cause WIS to administer and manage the defense of the Seller Retained Claims as follows:



10.7.1 Purchaser and WIS shall administer and manage the defense of the Seller Retained Claims diligently and in good faith in a manner consistent with Sellers' and WIS' practices prior to the Closing Date.

10.7.2 Purchaser and WIS shall keep Sellers and the insurance companies providing coverage of the Seller Retained Claims reasonably informed of the progress of the defense of all Seller Retained Claims, including any actual or attempted compromise or settlement thereof. Sellers and their applicable insurers shall have the right upon reasonable notice to consult directly with counsel representing WIS in the Seller Retained Claims and to review their case management files and records.



10.7.3 Such administration and management shall be at Purchaser's and/or WIS' sole expense. However, Sellers shall have the right at any time to assume full responsibility for such administration and management, in which case Sellers and not Purchaser or WIS shall bear the cost thereof.



Notwithstanding the foregoing, Sellers shall retain the responsibility and authority to manage all Seller Retained Litigation.



Section 10.8. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving WIS, each of the other parties will cooperate with the other parties and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Article XI below).



Section 10.9. Transition. Following the Closing, Sellers shall cooperate with WIS and Purchaser in connection with the transfer to WIS of the human resources, legal, accounting, tax, treasury and similar functions provided to WIS by Sellers prior to the Closing. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of WIS from maintaining the same business relationships with WIS after the Closing as it maintained with WIS prior to the Closing. Sellers will refer all customer inquiries relating to the Business to WIS from and after the Closing.



Section 10.10. Covenants Not to Compete.



10.10.1 For a period of five years from and after the Closing Date (the "Restricted Period"):

(a) the Sellers shall not, and shall cause their respective Affiliates not to, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, stockholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in any person engaged in the business of providing contracted inventory services to retailers and other businesses with extensive inventory holdings and Related Services in the Territory (the "Seller Restricted Activities"). The record or beneficial ownership by the Sellers and their respective Affiliates of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder; and



(b) Purchaser shall not, and shall cause WIS and any other of its Affiliates not to, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, stockholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advise to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in any person engaged in the business of providing in the Territory (i) in-store and in-home assembly, repair and warranty services, (ii) retail equipment repair and maintenance services (excluding repair and maintenance of hand-held scanners and related computers and peripherals), (iii) temporary deployment of trained labor to support labor-intensive distribution centers, (iv) in-store display assembly and maintenance services to HSF Specified Customers and (v) in-store product set and reset services to HSF Specified Customers, in each case competitive with the services currently provided by Sellers' Huffy Service First, Inc. subsidiary (the "Purchaser Restricted Activities"). The record or beneficial ownership by Purchaser, WIS and their respective Affiliates of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder. The parties hereby agree that the Related Services shall not constitute Purchaser Restricted Activities.



For purposes hereof, (a) the term "Related Services" means (i) retail store audit, point of sale audit, chain audit verification and wholesaler inventory audit services similar to those currently provided by WIS in its R.J. Reynolds Tobacco Program, (ii) WIS' temporary outsourcing placement services ("TOPS") business which consists of providing temporary employees to retailers to meet their seasonal needs other than to HSF Specified Customers, and (iii) WIS' fixed asset inventory services; (b) the term "Territory" means the United States of America, its territories and possessions; and (c) and the term "HSF Specified Customers" means those current customers of Huffy Service First, Inc. agreed to by the parties in writing on the date hereof.



10.10.2 During the Restricted Period:

(a) the Sellers shall not, and shall cause their respective Affiliates not to, whether for its own account or for the account of any person, (i) solicit, endeavor to entice away from WIS, or otherwise interfere with the relationship of WIS with, any person that, (A) during the Restricted Period, is employed by or otherwise engaged to perform services for WIS or (B) during the Restricted Period, is, or, during the one (1)-year period preceding the Closing, was, a customer or client of WIS or (ii) solicit, interfere with or entice from WIS any employee of WIS, but nothing in this Section 10.10.2(a) shall preclude the Sellers or any of their respective Affiliates from (A) general advertising for employees which is not directed at WIS or (B) soliciting or otherwise doing business with any organizations, customers or clients other than in connection with the Business, so long as the Sellers or such subsidiaries would not reasonably expect its activities to interfere with the relationship of WIS with such person in the Business; and



(b) Purchaser shall not, and shall cause WIS and its other Affiliates, whether for its own account or for the account of any person, not to (i) solicit, endeavor to entice away from Sellers or Huffy Service First, Inc., or otherwise interfere with the relationship of Sellers or Huffy Service First, Inc. with, any person that, (A) during the Restricted Period, is employed by or otherwise engaged to perform services for Sellers or Huffy Service First, Inc. or (B) during the Restricted Period is, or, during the one (1)-year period preceding the Closing, was, a customer or client of Huffy Service First, Inc. or (ii) solicit, interfere with or entice from Sellers or Huffy Service First, Inc. any employee of Sellers or Huffy Service First, Inc., but nothing in this Section 10.10.2(b) shall preclude Purchaser, WIS or any of their respective Affiliates from (A) general advertising for employees which is not directed at Sellers or Huffy Service First, Inc. or (B) soliciting or otherwise doing business with any organizations, customers or clients other than in connection with the business of Huffy Service First, Inc., so long as Purchaser, WIS or such Affiliates would not reasonably expect its activities to interfere with the relationship of Sellers or Huffy Service First, Inc. with such person.



The parties hereby acknowledge that WIS and Huffy Service First, Inc. have a number of common clients and will continue to have common clients. Except as specifically provided in Section 10.10.1(b)(iv) and (v), neither WIS nor Huffy Service First, Inc. shall be prohibited by this Section 10.10.2 from continuing to call upon and deal with such common clients in the ordinary course of business consistent with their respective past practices.



10.10.3 The Seller Restrictive Covenants (as defined below) set forth herein have been separately bargained for to protect the Business, including goodwill, being acquired by Purchaser hereunder and to ensure that Purchaser shall have the full benefit of the value thereof. The Sellers recognize and acknowledge that the business and markets of WIS are national and international in scope, and that the Purchaser is investing substantial sums in purchasing the Business and in consideration for the Seller Restrictive Covenants contained in this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business interests of WIS and are reasonable in all respects, and that Purchaser would not consummate the transactions contemplated hereby but for such agreements. The Sellers hereby waive, on behalf of themselves and their Affiliates, any and all right to contest the validity of the Seller Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term. The Sellers acknowledge and agree that a substantial and legally sufficient portion of the Merger Consideration is attributable to the Seller Restrictive Covenants and the Sellers, on behalf of themselves and their Affiliates, hereby waive any right to assert inadequacy of consideration as a defense to enforcement of the Seller Restrictive Covenants should such enforcement ever become necessary.



10.10.4 If any Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 10.10 (the "Seller Restrictive Covenants"), Purchaser and WIS shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the rights to have the Seller Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Seller Restrictive Covenants would cause irreparable injury to Purchaser and WIS and that money damages would not provide an adequate remedy. The Sellers, on behalf of themselves and their subsidiaries, covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.



If Purchaser, WIS or any of their Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 10.10 (the "Purchaser Restrictive Covenants"), Sellers shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the rights to seek to have the Purchaser Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Purchaser Restrictive Covenants would cause irreparable injury to Sellers and that money damages would not provide an adequate remedy. Purchaser, on behalf of WIS and their Affiliates, covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach.



10.10.5 The existence of any claim or cause of action by any Seller or any of its Affiliates against Purchaser or WIS shall not constitute a defense to the enforcement by Purchaser and WIS of the Seller Restrictive Covenants, but such claim or cause of action shall be litigated separately.



The existence of any claim or cause of action by Purchaser, WIS or any of their Affiliates against any Seller shall not constitute a defense to the enforcement by Sellers of the Purchaser Restrictive Covenants, but such claim or cause of action shall be litigated separately.



10.10.6 In addition to the remedies the Purchaser and WIS may seek and obtain pursuant to Section 10.10.4 hereof, the Restricted Period applicable to the Sellers and their Affiliates shall be extended by any and all periods during which any Seller or any of its Affiliates shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over it to have been in violation of the Seller Restrictive Covenants.

In addition to the remedies Sellers may seek and obtain pursuant to Section
10.10.4 hereof, the Restricted Period applicable to the Purchaser, WIS and their Affiliates shall be extended by any and all periods during which Purchaser, WIS or any of their Affiliates shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over it to have been in violation of the Purchaser Restrictive Covenants.



10.10.7 The parties hereto intend that the provisions of this Section 10.10 be binding on the successors and assigns of their respective businesses.



10.10.8 WIS shall, and Purchaser agrees to cause WIS to, adopt a corporate policy following the Closing prohibiting employees of WIS from engaging in any Purchaser Restricted Activities during the period they are employed by WIS. WIS shall, and Purchaser agrees to cause WIS to, keep such policy effective during the Restricted Period.



10.10.9 Whenever possible, each provision of this Section 10.10 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 10.10 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 10.10. If any provision of this
Section 10.10 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 10.10 but shall be confined in its operation to the provision of this Section 10.10 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 10.10 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.



Section 10.11. Office Lease. WIS shall not, and Purchaser shall not permit WIS to, renew the Office Lease between Sky Park Associates and WIS dated July 31, 1994 upon the expiration of its initial term on December 31, 2004 unless Huffy is released at such time from its obligations under that certain Guaranty of Lease between Huffy and Sky Park Associates dated July 31, 1994.



Section 10.12. Master Agreements. The assets listed in Section 10.12 of the Disclosure Schedules are currently leased or licensed by Huffy pursuant to the master agreements of Huffy listed in Section 10.12 of the Disclosure Schedules and made available to WIS. Huffy agrees that it will permit WIS to continue to use these assets pursuant to the master agreements for a period of six (6) months following the Closing Date except to the extent prohibited by such agreement. Purchaser will cause WIS to reimburse Huffy for the cost of using such assets, consistent with past practice, and to comply with its obligations under the master leases. Huffy will, if reasonably requested by Purchaser or WIS, assist WIS in obtaining transfer of such assets to new lease arrangements.

                                   ARTICLE XI

                                 INDEMNIFICATION



Section 11.1 Survival. The covenants and agreements contained in this Agreement and any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and remain in full force and effect. The representations and warranties set forth in Articles III and IV shall survive the Closing and remain in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 3.10 and 3.16 and the second paragraph of
Section 5.6.2 shall survive for the applicable statute of limitations period and any extensions thereof, and provided further that the representations and warranties set forth in the first three sentences of Section 3.2 shall survive forever.



Section 11.2 Sellers' Indemnification Obligations. Sellers shall, jointly and severally, indemnify and hold Purchaser, WIS and their respective successors and assigns, and their respective officers, stockholders, attorneys and agents (collectively, the "Purchaser Indemnified Parties") harmless from and against, and in respect of:



11.2.1 any demand, action or cause of action, claim, cost, loss, liability, settlement, judgment, charge, fee, expense, or damage (collectively, "Damages") incurred or sustained by any Purchaser Indemnified Party as a result of any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean Sellers have breached, any representation or warranty by Sellers contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein (without regard to any materiality qualifier contained in such representation or warranty);



11.2.2 any Damages incurred or sustained by any Purchaser Indemnified Party as a result of a breach by Sellers of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;



11.2.3 any Damages for Taxes arising (i) at any time out of the operation of the business of WIS for any taxable period or portion thereof ending on or prior to the close of business on the Closing Date or incurred in connection with the transactions contemplated by this Agreement (including any transfer, recording taxes and similar Taxes, or any Taxes arising as a result of the Section 338(h)(10) Election), other than Post-September Stand Alone Taxes, (ii) with respect to any and all Taxes of any member of an Affiliated Group of which WIS (or any predecessor thereof) is or was a member on or prior to the Closing Date, including any Taxes for which WIS may be liable under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign law); and (iii) by reason of being a successor-in-interest or transferee of another person on or prior to the Closing Date;



11.2.4 any Damages for Seller Retained Claims or Seller Retained Litigation;



11.2.5 any Damages incurred or sustained by any Purchaser Indemnified Party arising in connection with: (i) the Huffy Corporation Employee Benefit Plan Salaried Retirees or any other plan or program providing retiree health or welfare benefits maintained by Sellers, (ii) any reduction in, or change of, the eligibility requirements for, retiree health or welfare benefits under any welfare plan maintained or sponsored by WIS which reduction or change is adopted prior to the Closing (whether or not such reduction or change becomes effective prior to, on or after the Closing) including, without limitation, any Damages incurred or sustained in connection with any claim for retiree health or welfare benefits brought by any current or former employee of WIS who attains age fifty-five (55) prior to January 1, 2002 and who completes at least five (5) years of service with WIS and/or the Sellers prior to January 1, 2002 (or any spouse or dependent thereof or any party bringing a claim through or on behalf of any such individual), or (iii) the failure of WIS or Sellers to satisfy the requirements of Section 204(h) of ERISA with respect to any reduction in benefit accruals adopted prior to the Closing under any plan which is, or was at the time of such reduction, subject to Section 204(h) of ERISA; and



11.2.6 all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by any Purchaser Indemnified Party in connection with any action, investigation, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.2.



Section 11.3 Purchaser's Indemnification Obligation. Purchaser shall indemnify and hold Sellers, their respective successors and assigns, and their respective officers, shareholders, attorneys and agents (collectively the "Seller Indemnified Parties") harmless from and against, and in respect of:



11.3.1 all obligations and liabilities of WIS or arising out of or related to the operation of WIS' business which are asserted after the Closing Date, except
(i) for Seller Retained Claims, (ii) for Seller Retained Litigation, (iii) as provided in Sections 10.2, 10.4 and 10.5, and (iv) to the extent the existence of such obligation or liability constitutes a breach by Sellers of any of their representations or warranties hereunder (without regard to any materiality qualifier contained in such representation and warranty);



11.3.2 any Damages incurred or sustained by any Seller Indemnified Party as a result of any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean Purchaser has breached, any representation or warranty by Purchaser contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein (without regard to any materiality qualifier contained in such representation or warranty);



11.3.3 any Damages incurred or sustained by Sellers as a result of a breach by Purchaser of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;



11.3.4 any Damages for Taxes arising at any time out of the operation of WIS after the close of business on the Closing Date and any Post-September Stand Alone Taxes;



11.3.5 any Damages incurred or sustained by Sellers as a result of the operation of WIS' business after the Closing Date by Purchaser;



11.3.6 any Damages incurred or sustained by Huffy as a result of its being required to pay or perform under that certain Guaranty of Lease between Huffy and Sky Park Associates dated July 31, 1994 by reason of WIS' failure to pay or perform under that certain Office Lease between Sky Park Associates and WIS dated July 31, 1994; and



11.3.7 all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.3.



Section 11.4 Limitations on Indemnification. The respective rights and obligations of Purchaser and Sellers under Section 11.2.1 or Section 11.3.2, as the case may be, are subject to the following limitations: (i) neither Purchaser nor Sellers shall become obligated to pay any asserted claims for Damages unless and until the aggregate, cumulative amount of Damages exceeds a $500,000 threshold, at which point the indemnifying party will be obligated to indemnify the indemnified parties from and against all such Damages in excess of the initial $300,000; and (ii) under no circumstances shall either Sellers or Purchaser be obligated to make indemnification payments under Section 11.2.1 or
Section 11.3.2, respectively, in a total, cumulative amount of more than $4,000,000; provided that the foregoing threshold, basket and limit shall not apply to indemnification for Damages resulting from breaches of Section 3.16, the second paragraph of Section 5.6.2 or the first three sentences of Section 3.2.



Section 11.5 Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Purchaser under Section 11.3 or by Sellers under Section 11.2 or any claims by one party against the other, is set forth below:

11.5.1 Notice. Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby. Any such notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 11.1 above.



11.5.2 Defense of a Third Party Claim. The indemnifying party will have the right, but not the obligation, to assume the defense of any claim which is the subject of indemnification under this Agreement so long as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder with counsel reasonably satisfactory to the indemnified party; provided, however, if there is a reasonable probability that a claim may adversely affect the business or property of the indemnified party despite the indemnity of the indemnifying party, the indemnified party shall have the right at its option to defend, at its own cost and expense, and to compromise or settle such claim, which compromise or settlement (with respect to amounts to be paid by the indemnifying party) shall be made only with the written consent of the indemnifying party, such consent not to be unreasonably withheld, provided the indemnifying party receives a complete release of all obligations and liabilities in any manner related to such claim. The indemnified party shall promptly notify the indemnifying party of any compromise or settlement proposal with respect to the claim and shall not unreasonably refuse to accept that portion of any such proposal requiring the payment by the indemnifying party if the same is acceptable to the indemnifying party and the indemnifying party receives a complete release of all obligations and liabilities in any manner related to such claim. The indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of any claim which the indemnifying party is defending on behalf of the indemnified party. Purchaser and Sellers hereby agree that the law firms of Dinsmore & Shohl LLP, Fulbright & Jaworski L.L.P., Howrey Simon Arnold & White LLP and Nelson Mullins Riley & Scarborough, L.L.P. are satisfactory for purposes of this Section 11.5.



If the indemnifying party fails to assume the defense of such claim (by failing to notify the indemnified party that it acknowledges its obligation to indemnify the indemnified party or that it will undertake the defense) within ten business days after receipt of notice of a claim for indemnification, or fails to conduct the defense of each claim diligently, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, and provided, however, that the indemnified party shall not enter into any such compromise or settlement with respect to amounts to be paid by the indemnifying party without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, provided the indemnifying party receives a complete release of all obligations and liabilities in any manner related to such claim. In the event the indemnifying party assumes defense of the claim, the indemnifying party will keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall have the sole right to defend, settle or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any such claim if as a result of such settlement the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner (including without limitation the payment or obligation to pay on the part of the indemnified party any amount) or the indemnified party would not receive on the effective date of the indemnifying party's ceasing to defend, settling or otherwise disposing of such claim without any cost or expense to the indemnified party a complete release of all obligations and liabilities arising out of, or in respect of such claims in form and content reasonably satisfactory to indemnified party. If the indemnified party has elected to be represented by separate counsel, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld.



After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as otherwise contemplated by this Agreement, the indemnifying party shall not be liable to the indemnified party under this Section 11.5.2 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof as long as the indemnifying party continues to conduct the defense of each claim diligently, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's counsel's opinion, it is advisable for the indemnified party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party. The parties each agree to render to the other parties such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.



11.5.3 Non-Third Party Claims. Within 30 business days after a party obtains knowledge that it has sustained any Damages not involving a third party claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such indemnitee shall deliver notice of such claim to the indemnitor, together with a brief description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder, except to the extent that the indemnitor is actually prejudiced thereby. Any such notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 11.1 above. If the indemnitor does not notify the indemnitee within 45 business days following its receipt of such notice that the indemnitor disputes its liability to the indemnitee under this Article XI, such claim specified by the indemnitee in such notice shall be conclusively deemed a liability of the indemnitor under this Article XI and the indemnitor shall pay the amount of such claim to the indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnitor has timely disputed its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.



11.5.4 No Additional Obligations. The obligation of the indemnifying party to defend, or be responsible for indemnifying the indemnified party, with respect to any claim made pursuant to this Article XI, shall be limited to the specific indemnification obligations set forth in this Agreement; provided that the foregoing shall not prevent any party from bringing an action for fraud or apply to Sellers' or Purchaser's obligations under Sections 10.4 and 10.5 hereof.



11.5.5 Treatment of Indemnity Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable law. To the extent that any indemnity claim is required by any Taxing authority or by applicable law to be treated as taxable income to the party making the claim and is not under applicable law permitted to be treated as an adjustment to the Merger Consideration, the amount of any indemnity payment shall be determined on an after-Tax basis (after taking into consideration any related deductions and assuming a tax rate equal to the maximum marginal federal corporate income tax rate for the taxable year in which the indemnity is determined to be taxable).





                                   ARTICLE XII

                                    PUBLICITY



All notices to third parties and all other parties concerning the transactions contemplated by this Agreement (other than notices by either party to its lenders) shall be jointly planned and coordinated by and between the parties. None of the parties shall cause or authorize any such notice or publicity without the prior written approval of the other party, which consent shall not be unreasonably withheld; provided, however, that in the case of an announcement which either party may be required by law, by any Governmental Authority or by such party's stock exchange to make, issue or release, such action without the prior approval by the other parties shall not constitute a breach of this Article. In the event a party is required by law, by any Governmental Authority or by such party's stock exchange to make any disclosure as described herein, it shall use its best efforts to provide prompt notice to the other party of such disclosure and consult with the other party prior to making such disclosure. Notwithstanding the foregoing, it is understood and agreed that it is the desire of the parties to make a public announcement of the transactions contemplated herein at the earliest possible time after the execution of this Agreement, and the parties agree to exercise their respective rights under this Article XII in good faith to coordinate such an early announcement of this transaction.





                                  ARTICLE XIII

                                   TERMINATION

Section 13.1 Termination. This Agreement may be terminated:



13.1.1 By Mutual Agreement. At any time prior to the Closing Date by mutual agreement of all parties;



13.1.2 By Purchaser. At any time prior to the Closing Date by Purchaser if (i) any representation or warranty of Sellers contained in this Agreement or in any certificate or other document executed and delivered by Sellers pursuant to this Agreement is or becomes untrue or breached in any respect (in the case of any representation or warranty containing any materiality qualifier) or in any material respect (in the case of any representation or warranty not containing a materiality qualifier) or if Sellers fail to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 20 days after receipt of written notice thereof or (ii) if, pursuant to the last sentence of Sections 5.4 or 5.14, Sellers amend their Disclosure Schedules to reflect a matter which occurred subsequent to the date of this Agreement and Purchaser determines that absent such amendment, any representation or warranty of Sellers contained in this Agreement or in any certificate or other document executed and delivered by Sellers pursuant to this Agreement is or becomes untrue or breached in any respect (in the case of any representation or warranty containing any materiality qualifier) or in any material respect (in the case of any representation or warranty not containing a materiality qualifier);



13.1.3 By Sellers. At any time prior to the Closing Date by Sellers if (i) any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue in any respect (in the case of any representation or warranty containing any materiality qualifier) or in any material respect (in the case of any representation or warranty not containing a materiality qualifier) or if Purchaser fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 20 days after receipt of written notice thereof, or (ii) Huffy receives a Huffy Acquisition Proposal and delivers written notice thereof to Purchaser and pays the Termination Fee and Purchaser Expenses as set forth in Section 13.2 hereof; and



13.1.4 Closing Deadline. By Purchaser or Sellers if the Closing has not occurred by October 31, 2000 or, if a meeting of Huffy's stockholders is required to approve the transactions contemplated hereby, the later of (a) October 31, 2000 or (b) five (5) business days following the date of receipt of such stockholder approval;



provided, however, that the party seeking termination pursuant to the foregoing clauses 13.1.2, 13.1.3 or 13.1.4 is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 13.2 Effect of Termination. In the event this Agreement is terminated pursuant to Sections 13.1.2 or 13.1.3(i), any party not then in breach of this Agreement shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under Sections 13.1.1 or 13.1.4 above, the parties hereto shall stand fully released and discharged of any and all obligations under this Agreement. In the event of a termination of this Agreement under Section 13.1.3(ii), Sellers shall, as a condition to and simultaneous with such termination, pay to Purchaser $1,700,000 (the "Termination Fee") and reimburse Purchaser for all Purchaser Expenses. For purposes hereof, "Purchaser Expenses" means all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the transactions contemplated hereby or structuring the transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Purchaser but specifically excluding any advisory, fund management, investment banking, consulting or arrangement fee payable to an Affiliate of Purchaser) actually incurred or accrued by Purchaser or on its behalf in connection with the transactions contemplated hereby and the financing therefor. Nothing in this Section 13.2 shall be deemed to release the Sellers, on the one hand, or the Purchaser, on the other hand, from any liability for any breach by any of the Sellers or the Purchaser, as the case may be, of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any of the Sellers or the Purchaser, as the case may be, of their respective obligations under this Agreement. Notwithstanding any provision in this Agreement to the contrary, the obligations of the parties under Articles XII and XIV and Section 15.12 shall survive termination of this Agreement for any reason.





                                   ARTICLE XIV

                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION



Section 14.1 Nondisclosure. The parties recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information (in such capacity, the "Receiving Party") of one or more other parties (in such capacity, the "Disclosing Party") that is valuable, special and unique assets of the Disclosing Party or its businesses. Each Receiving Party agrees that it will keep all Confidential Information it receives from a Disclosing Party confidential and will not permit any of its directors, officers, employees, agents and representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "Advisors") to, without in each case the prior written consent of the Disclosing Party, disclose the Confidential Information in any manner whatsoever, in whole or in part. Each Receiving Party further agrees that all Confidential Information which it receives from any Disclosing Party will not be used by the Receiving Party or its Advisors directly or indirectly for any purpose other than evaluating the transactions contemplated by this Agreement and agrees to transmit the Confidential Information only to those Advisors who need to know the Confidential Information for the purpose of evaluating such transactions, who are informed by the Receiving Party of the confidential nature of the Confidential Information and who are provided with a copy of, and agree to be bound by, the provisions of this Article XIV. The Receiving Party shall be responsible for any breach of the provisions of this Article XIV by any of its Advisors, and will indemnify and hold harmless the Disclosing Party for any losses, damages, charges, fees or expenses, including reasonable attorney's fees arising out of or resulting from such breach. This Section 14.1 shall terminate with respect to Purchaser's obligations in respect of Confidential Information regarding WIS upon the closing of the transactions contemplated hereby.



Section 14.2 Control of Confidential Information. Each Receiving Party shall keep a record of each location of any written Confidential Information. Upon any termination of this Agreement, all written Confidential Information and any copies thereof will be returned by the Receiving Party to the Disclosing Party or, at the option of the Disclosing Party, destroyed immediately at the Disclosing Party's request.



Section 14.3 Confidentiality Obligations of Sellers Following the Closing. From and after the Closing Date, the Sellers shall, and shall cause their respective Advisors to, keep confidential any Confidential Information relating to WIS and the Business, and the Sellers and their respective Advisors shall be deemed to be a Receiving Party, and WIS and Purchaser shall be deemed a Disclosing Party, for all purposes of this Article XIV in respect of Confidential Information about WIS and the Business.



Section 14.4 Limitations. The provisions of this Article XIV shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Advisors; (ii) become available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party or one of its Advisors) which has represented to the Receiving Party that such source is entitled to disclose it; or (iii) were known to the Receiving Party on a nonconfidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or one of its Advisors; or (iv) is independently developed by the Receiving Party without misappropriating Confidential Information of the Disclosing Party.



Section 14.5 Legal Obligations. In the event that a Receiving Party or anyone to whom a Receiving Party transmits the Confidential Information is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, or if a Receiving Party determines in its good faith judgment that disclosure of Confidential Information is required by federal securities laws or the rules of the National Association of Securities Dealers, the Receiving Party will provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article XIV, and the Receiving Party will cooperate with the Disclosing Party in any effort the Disclosing Party undertakes to obtain a protective order or other remedy. In the event that such a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Article XIV, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.



Section 14.6 Remedies. Each Receiving Party agrees that a Disclosing Party shall be entitled to equitable relief, including temporary restraining orders, injunctions and specific performance, in the event of any breach of the provisions of this
Article XIV. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article XIV by a Receiving Party or its Advisors but shall be in addition to all other remedies available at law or equity.





                                   ARTICLE XV

                                  MISCELLANEOUS



Section 15.1 Entire Agreement, Modification and Waiver. This Agreement and the other agreements delivered pursuant hereto constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.



Section 15.2 Consents. Where any consent or waiver of Sellers is required or requested hereunder, Nancy A. Michaud, Huffy's Vice President, General Counsel and Secretary, shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of Purchaser is required or requested hereunder, William L. Selden or Charles Santoro, Purchaser's President and Vice President, respectively, shall be the authorized person to provide any such consent or waiver. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.



Section 15.3 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to a wholly owned subsidiary of Purchaser; provided that any such assignment shall not relieve Purchaser of its obligations hereunder; and provided further that this provision shall not prohibit Purchaser or its wholly owned subsidiary from granting a security interest in its rights hereunder to any financial institution extending credit to Purchaser or its wholly owned subsidiary.



Section 15.4 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.



Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.



Section 15.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Ohio.



Section 15.7 Interpretation. The captions in this Agreement, including but not limited to specific section number references included in the Disclosure Schedules, are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day which is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. The disclosure of any matter in the Disclosure Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by any Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. However, no disclosure in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies and describes the exception with such detail as would allow a reasonable person to understand what exception is being taken. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 15.8 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.



Section 15.9 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):



  If to Sellers:
                        Huffy Corporation

                        225 Byers Road

                        Miamisburg, Ohio 45342

                        Fax No.: (937) 865-5414

                        Attn.: Nancy A. Michaud

  with a copy to:       Dinsmore & Shohl LLP

                        1900 Chemed Center

                        255 East Fifth Street

                        Cincinnati, Ohio 45202

                        Fax No.: (513) 977-8141

                        Attn: Charles F. Hertlein, Jr.

  If to Purchaser:      WIS Holdings Corp.

                        c/o Sterling Investment Partners Management LLC

                        276 Post Road West

                        Westport, CT 06880

                        Fax No.: (203) 454-5780

                        Attn: William L. Selden
  with a copy to (which shall not constitute notice):
                        Fulbright & Jaworski L.L.P.

                        666 Fifth Avenue

                        New York, New York 10103

                        Fax No.: (212) 318-3400

                        Attn: Paul Jacobs, Esq.




Section 15.10 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 15.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.



Section 15.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.



Section 15.12 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees) incurred in connection with the transactions contemplated herein, except to the extent provided herein. The Sellers agree that WIS has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses, investment banking fees and expenses (including the fees and expenses of PaineWebber Incorporated) and any bonuses to management of WIS for assisting in the transaction contemplated hereby) in connection with this Agreement or any of the transactions contemplated hereby.



Section 15.13 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or

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in equity.



Section 15.14 Waiver of Jury Trial.



15.14.1 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.



15.14.2 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15.14.





                       [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



          HUFFY CORPORATION
          By: /s/ Robert W. Lafferty

          Its: Vice President-Finance, Chief Financial Officer

          and Treasurer
          HUFFY BRANDS COMPANY
          By: /s/ Robert W. Lafferty
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          Its: Vice President and Treasurer
          WASHINGTON INVENTORY SERVICE
          By: /s/ Robert W. Lafferty

          Its: Treasurer
          WIS HOLDINGS CORP.
          By: /s/ William L. Selden

          Its: President
          WIS ACQUISITION CORP.
          By: /s/ William L. Selden

          Its: President